Exhibit 2.1

DATED 11 MAY	2013

OAKLEY CAPITAL PRIVATE EQUITY L.P.	(1)

MARK WOODHEAD	(2)

ANDREW MICHAEL GALVIN	(3)

THE TRUSTEES OF THE TRUST IN FAVOUR OF THE OPTIONHOLDERS	(4)

and

KVH INDUSTRIES UK LIMITED	(5)

SHARE PURCHASE AGREEMENT relating to the sale and purchase of the whole of the issued share capital of Headland Media Limited

Squire Sanders (UK) LLP

7 Devonshire Square

London

EC2M 4YH

United Kingdom

DX 136546 Bishopsgate 2

O +44 20 7655 1000

F +44 20 7655 1001

Reference SJM/RA2/SQU.054-0101

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	SALE AND PURCHASE	10

3	CONSIDERATION	10

4	COMPLETION	11

5	POST-COMPLETION OBLIGATIONS	13

6	WARRANTIES AND INDEMNITIES	14

7	RESTRICTIVE COVENANTS	17

8	CONFIDENTIALITY AND USE OF NAMES	20

9	TAX	21

10	ANNOUNCEMENTS	21

11	GENERAL	21

12	ASSIGNMENT	22

13	ENTIRE AGREEMENT	22

14	NOTICES	23

15	COUNTERPARTS	23

16	GOVERNING LAW AND JURISDICTION	24

SCHEDULE 1 TARGET GROUP		25

SCHEDULE 2 WARRANTIES		26

SCHEDULE 3 PROPERTIES		56

SCHEDULE 4 INTELLECTUAL PROPERTY		60

SCHEDULE 5 COMPLETION ACCOUNTS		57

PART 1 – ACCOUNTING POLICIES AND PREPARATION		57

PART 2 – PRO FORMA STATEMENT OF NET ASSETS		69

SCHEDULE 6 TAX		60

SCHEDULE 7 WARRANTY LIMITATIONS		84

SCHEDULE 8 ESCROW ACCOUNT		88

SCHEDULE 9 OPTIONHOLDERS		102

i

DATE OF SHARE PURCHASE AGREEMENT	11 May 2013

PARTIES

(1)	OAKLEY CAPITAL PRIVATE EQUITY L.P., an exempted limited partnership established in Bermuda with registered number 040372 and whose registered office is at 102 St. James Court, Flatts, Smiths FL04, Bermuda, acting by its general partner OAKLEY CAPITAL GP LIMITED, a Bermuda limited liability company registered under company number 40245 and whose registered office is at 102 St. James Court, Flatts, Smiths FL04, Bermuda (“Oakley”);

(2)	MARK WOODHEAD of 90 Potternewton Lane, Leeds, West Yorkshire LS7 3DH, United Kingdom (“MW”);

(3)	ANDREW MICHAEL GALVIN of North Longlands, Leeds Road, Lightcliffe, Halifax HX3 8SX, United Kingdom (“AG”);

(4)	THE TRUSTEES (as defined below); and

(5)	KVH INDUSTRIES UK LIMITED, a company incorporated in England with registered number 8520852 whose registered office is c/o Squire Sanders (UK) LLP (ref: CSU), Rutland House, 148 Edmund Street, Birmingham B3 2JR, United Kingdom (the “Buyer”).

INTRODUCTION

A	The Sellers (other than the Trust) are the legal and beneficial owners of the whole of the issued share capital of the Target.

B	The Trust holds the Trust Shares as bare trustee for the Option Holders and the Trustees have authority to transfer the beneficial interest in the Trust Shares to the Buyer pursuant to the Exercise Notices.

C	The Sellers have agreed to sell the whole of the issued share capital of the Target to the Buyer on the terms of this agreement.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions shall have the following meanings:

“ASB” means the Accounting Standards Board Limited, a company registered in England and Wales (registered number 2526824), or such other body prescribed by the Secretary of State from time to time pursuant to the Companies Acts.

“Associate” means any person, firm or company which is a connected person (as defined in section 1122 of CTA 2010) of any of the Sellers, or which is an associated company of any of the Sellers within the meaning of section 449 of CTA 2010 but excluding the Target Group.

“Bamboo Documents” means the share transfer form for the transfer of the entire issued share capital of BOL from Oakley to the Buyer (the “Share Transfer”) and the board resolutions of BOL relating to such transfer, in each case in the agreed form.

“Bamboo Option” means the option to acquire Newslink India pursuant to the Option Agreement.

“BOL” means Bamboo Option Limited, a company registered in Bermuda with registered number 44123.

“Business Day” means any day (other than a Saturday, Sunday or a bank or public holiday) during which clearing banks are open for business in the City of London.

“Buyer’s Accountants” means KPMG LLP of 1 The Embankment, Neville Street, Leeds LS1 4DW.

“Buyer’s Group” means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, from time to time.

“Buyer’s Solicitors” means Squire Sanders (UK) LLP of 7 Devonshire Square, London EC2M 4YH.

“CK” means Christina Kennedy of Allways, West Shepton, Shepton Mallet, Somerset BA4 5UH.

“Companies Acts” has the meaning set out in section 2 of the Companies Act 2006 and includes any enactment passed after the Companies Act 2006 which may, by reason of that or any other enactment, be cited together with the Companies Act 2006 as “the Companies Acts”.

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4.

“Completion Accounts” means the consolidated balance sheet of the Target Group as at the close of business on the date of Completion and a consolidated profit and loss account of the Target Group for the period from the Last Accounts Date up to and including the date of Completion, which shall be prepared in accordance with Schedule 5.

“Confidential Business Information” means all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by any member of the Target Group which is used in or otherwise relates to the business, customers or financial affairs of the Target Group, including, without limitation, information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Target Group; or

(b)	the marketing or sales of any past or present or future products, content (including any Content) or services of the Target Group including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Target Group.

“Content” means such written, spoken and/or visual and audio-visual communication delivered via any medium (including without limitation print, internet, television, satellite, on disc or digitally) to an end-user.

“Content Agreement” means any written or unwritten agreement for the assignment, license or sub-license of Content between the Target or any member of the Target Group and a third party as at the date of this agreement but for the avoidance of doubt including any such agreements which have expired pursuant to their original terms but under which the relevant parties continue to conduct business.

“CTA 2010” means the Corporation Tax Act 2010.

“Data Room” means the online data room relating to the Target Group operated by the Sellers’ Solicitors.

“Deed of Release of Intra Group Indebtedness” means the deed of release in the agreed form releasing all Intra Group Indebtedness.

“Deed of Termination” means the deed of termination of the shareholders’ agreement relating to the Target in the agreed form.

“Disclosure Letter” means the letter in the agreed form dated the same date as this agreement from the Warrantors to the Buyer disclosing information constituting exceptions to the Warranties and the Tax Warranties.

“Domain Names” means the domain names listed in Part 3 of Schedule 4.

“EC Treaty” means the Treaty of Rome 1957 as amended.

“English Companies” means together the Target, Headland Entertainment Limited (registered number 4004291), Walport International Limited (registered number 519071), Headland Communication Limited (registered number 1905935) and HML Management Services Limited (registered number 6615140).

“Environment” means any air, water and land and any structures or organisms therein or thereon.

“Escrow Account” means an interest bearing account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors with Lloyds TSB Bank plc of 6-7 Park Row, Leeds LS1 1NX which shall be dealt with in accordance with Schedule 8 and the Letter of Instruction.

“Escrow Sum” means £1,546,691 (one million five hundred and forty-six thousand six hundred and ninety one pounds sterling).

“ESH Law” means all international, EU, national, state, federal, regional or local laws, common law, statutes, ordinances, directives, regulations, decisions, notices, directions, standards, codes of practice, judgments, decrees or orders, the requirements and conditions of all ESH Permits, agreements, circulars, guidance notes (statutory or otherwise), and judicial and administrative interpretations of each of the foregoing concerning (without limitation) the protection of or harm to human health or the Environment or the conditions of the work place and worker and process safety, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, in each case as enacted, amended, replaced or supplemented from time to time.

“ESH Permits” means any material permits, consents, licences and other authorisations required or provided under ESH Law for the operation of the Target’s business as conducted at the date of this agreement.

“ESH Regulator” means any governmental entity or other public or quasi public authority or privatised utility having responsibility for any matters concerning the Environment or ESH Law.

“EU” means the European Union.

“Executives” means MW and AG acting in their capacity as holders of their Personal Shares and not in their capacity as Trustees.

“Exercise Notices” means the exercise notices of even date relating to the Options and authorising the sale of the legal and beneficial ownership in Trust Shares to the Buyer.

“First Payment Date” means the date falling 18 months after the date of Completion.

“Fundamental Warranties” means the Warranties set out in paragraphs 1.1 to 1.4 (inclusive) of Schedule 2.

“GAAP” means generally accepted accounting practices, principles and standards in compliance with all applicable laws in the United Kingdom including without limitation the legal principles set out in the Companies Acts, rulings and abstracts of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the ASB.

“General Warranties” means all of the Warranties save for the Fundamental Warranties.

“Governmental Approvals” means any material permits, consents, licences and other authorisations of any Governmental Authority.

“Governmental Authority” means any government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Hazardous Substance” means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism whether alone or in combination with any other substance capable of causing harm or damage to the Environment or human health or welfare or which restricts or makes more costly the use, development or occupation of any property including but not limited to asbestos or any controlled, hazardous, toxic or dangerous chemical, substance or waste.

“Initial Payment” means the sum of £8,718,947 (eight million seven hundred and eighteen thousand nine hundred and forty seven pounds sterling).

“Intellectual Property” means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.

“Intra Group Guarantees” means all securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding upon any member of the Target Group in respect of a debt, liability or obligation of any of the Sellers and/or any of their Associates.

“Intra Group Indebtedness” means all debts, liabilities (whether actual, contingent or prospective) or obligations subsisting or outstanding as at Completion owed by any member of the Target Group on the one hand to any of the Sellers or to any of their Associates on the other hand.

“IP Licences” means any licences, sub-licences, agreements, authorisations and permissions whether express or implied, relating to the use, enjoyment and/or exploitation by:

(a)	any member of the Target Group of any Third Party Intellectual Property Rights; and

(b)	any third party of any Target Intellectual Property Rights.

“Last Accounts” means the audited balance sheet of each member of the Target Group as at the Last Accounts Date and the audited profit and loss account of each member of the Target Group made up to the Last Accounts Date and (in the case of the Target) the audited consolidated balance sheet of the Target Group as at such date and the audited consolidated profit and loss account of the Target Group for such period and (in each case) the auditor’s and the directors’ reports and notes thereon.

“Last Accounts Date” means 31 December 2012.

“Letter of Instruction” means the letter of instruction in the agreed form from the Sellers and the Buyer to the Sellers’ Solicitors and Buyer’s Solicitors concerning the administration of the Escrow Account.

“Life Assurance Scheme” means the Headland Media Group Life Assurance Scheme.

“Management Accounts” means the unaudited balance sheet and profit and loss account of each member of the Target Group together with the unaudited consolidated balance sheet and profit and loss account and the consolidated Target Group cash flow for the three month period ended on the Management Accounts Date.

“Management Accounts Date” means 31 March 2013.

“Material Contract” means any written or unwritten:

(a)	customer contract, customer arrangement or customer obligation to which any member of the Target Group is a party and which involves expenditure by any member of the Target Group in excess of £100,000 per annum or, as the case may be, provides income to the Target Group in excess of £100,000 per annum or which is outside the ordinary course of its business; or

(b)	other contract, other arrangement or other obligation to which any member of the Target Group is a party and which involves expenditure by any member of the Target Group in excess of £50,000 per annum or, as the case may be, provides income to the Target Group in excess of £50,000 per annum or which is outside the ordinary course of its business.

“Newslink India” means News Link Services (India) Pvt Limited, a company registered in India with registered number 55-103016.

“Oakley Agent” means Oakley Capital Limited (registered number 4091922) whose registered office is at 3 Cadogan Gate, Chelsea, London SW1X 0AS (Ref: David Till).

“Optionholders” means the individuals set out in Schedule 9.

“Option Agreement” means the agreement dated 30 April 2010 relating to the Bamboo Option.

“Options” means unapproved share options granted to the Optionholders on 9 May 2013 in respect of the Trust Shares.

“Option Tax Liability” means the income tax, employee’s and employer’s national insurance contributions which are payable as a result of the exercise of the Options.

“Overseas Subsidiaries” means each of the Subsidiaries save for the English Companies.

“Pension Schemes” means the Headland Media Limited Pension Fund established with Aviva, a Group Personal Pension Plan established with Friends Life, a Group Person Pension Plan established with Winterthur, the individual personal pension arrangements of Cathryn Brown and Nick Brown and the HCI 401(k) Plan.

“Personal Shares” means the 1,000 Shares held by MW and the 600 Shares held by AG in a personal capacity as set out in column 2 of Part 1 of Schedule 1.

“Properties” means all the leasehold properties, which are occupied or used by any member of the Target Group, brief details of which are set out in Schedule 3 and “Property” means any one of them.

“Registered Intellectual Property Rights” means the Intellectual Property listed in Part 1 of Schedule 4.

“Relevant Individuals” means Kate Hart (Head of Content), Cathryn Brown (Operations Manager) and Louise Dalton (Human Resources Manager).

“Retained Amount” has the meaning given in Schedule 8.

“Second Payment Date” means 31 December 2015.

“Security Interest” means any mortgage, charge, assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, right of set off or combination of accounts or any encumbrance or security interest whatsoever, howsoever created or arising and whether monetary or not.

“Sellers” means together Oakley, the Executives and the Trustees.

“Sellers’ Accountants” means KPMG LLP of 1 The Embankment, Neville Street, Leeds LS1 4DW.

“Sellers’ Solicitors” means Schofield Sweeney LLP of Springfield House, 76 Wellington Street, Leeds LS1 2AY (Ref: 9028.1/CES/AJB).

“Sellers’ Solicitors’ Bank Accounts” means the following bank account:

Account Name:	Schofield Sweeney Client Account

Bank:	National Westminster Bank plc

Account Number:	42276020 (pounds sterling)

IBAN:	GB98 NWBK 6073 0131 5226 61 (US$)

Sort-Code:	56-00-36

Reference:	9028.1/CES/AJB

“Service Agreements” means the service agreements in the agreed form to be entered into with effect from Completion between the Target and each of MW and AG.

“Shares” means the 10,000 ordinary shares of £1.00 each in the capital of the Target.

“Solicitors’ Undertaking” means the solicitors’ undertaking in the agreed form from the Sellers’ Solicitors to the Buyer’s Solicitors.

“Subsidiaries” means the subsidiaries of the Target, brief details of which are set out in Part 3 of Schedule 1.

“Systems” means the computer, telecommunications and networking hardware and software and other information technology owned or used by any member of the Target Group.

“Target” means Headland Media Limited, brief details of which are set out in Part 2 of Schedule 1.

“Target Group” means the Target and the Subsidiaries.

“Target Intellectual Property Rights” means all the Intellectual Property owned by any member of the Target Group including, without limitation, the Intellectual Property listed in Parts 1, 2 and 3 of Schedule 4.

“Tax” has the meaning given to it in Schedule 6.

“Tax Covenant” has the meaning given to it in Schedule 6.

“Tax Warranties” has the meaning given to it in Schedule 6.

“Third Party Intellectual Property Rights” means all Intellectual Property used or exploited in or in connection with any member of the Target Group but not owned by any member of the Target Group including, without limitation, the Intellectual Property listed in Part 4 of Schedule 4.

“Title Documents” means any certificates of incorporation, minute books, statutory registers, registers of members, share certificates, unissued share certificates, deeds and documents which relate to or provide evidence of title to the stock or shares in any Overseas Subsidiary or any assets held by any Overseas Subsidiary or, in each case, the equivalent document under the law of the local jurisdiction in which the relevant Overseas Subsidiary is registered.

“Trust” means The Headland Media Limited Employee Benefit Trust c/o North Longlands, Leeds Road, Lightcliffe, Halifax HX3 8SX, United Kingdom, a trust constituted by a trust deed dated 21 May 2008.

“Trust Shares” means the 400 Shares held by the Trustees as set out in column 2 of Part 1 of Schedule 1.

“Trustees” means together MW, AG and CK (c/o North Longlands, Leeds Road, Lightcliffe, Halifax HX3 8SX, United Kingdom), in their capacity as trustees of the Trust but for the avoidance of doubt shall not include MW and AG in their capacity as holders of their Personal Shares.

“Warranties” means the warranties set out in Schedule 2.

“Warrantors” means together Oakley and the Executives.

1.2

Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation PROVIDED THAT the provisions of this clause 1.2 shall not operate so as to impose any additional liability on any party which would not otherwise have arisen or to increase the liability of any party which could arise under the terms of this agreement.

1.3	Any reference to a statutory provision shall be construed as including references to all statutory instruments, orders, regulations or other subordinate legislation made pursuant to that statutory provision.

1.4	Unless the context otherwise requires, all words and expressions which are defined in the Companies Acts shall have the same meanings in this agreement.

1.5	Unless the context otherwise requires:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)	any references to time are to London time;

(e)	any reference to a party is to a party to this agreement.

1.6	Clause headings are for convenience only and shall not affect the interpretation of this agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph of or schedule to this agreement.

1.7	The schedules to this agreement shall for all purposes form part of this agreement.

1.8	Any reference to a document being in the “agreed form” means a document in a form agreed by the parties on or prior to Completion.

1.9	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.10	Subject to paragraph 1.11 below, all representations, warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Trustees under this agreement are assumed by them severally by each of them in relation only to himself and the liability of each of them in respect of any breach shall extend only to any loss or damage arising from his or her own breach and each of them shall be liable only for his or her share in the total.

1.11	Except as otherwise provided in this agreement, all representations, warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Warrantors under this agreement are assumed by them jointly and severally.

1.12	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

2	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this agreement, each of the Sellers (other than the Trustees) shall sell with full title guarantee and the Buyer shall purchase the number of Shares set opposite that Seller’s name in Part 1 of Schedule 1.

2.2	The Trustees will procure the transfer of the Trust Shares to the Buyer in accordance with the Exercise Notices.

2.3	Each of the Sellers severally covenants with the Buyer that:

(a)	the number of Shares set opposite his name in Part 1 of Schedule 1 are fully paid (or credited as fully paid) and constitute the whole of his interest in the allotted and issued share capital of the Target;

(b)	he is entitled to sell and transfer the full legal and beneficial ownership of the number of Shares set opposite his name in Part 1 of Schedule 1 to the Buyer on the terms of this agreement without the consent of any third party (save that it is acknowledged the Trustees hold their Trust Shares on the terms of the trust deed which constitutes the Trust); and

(c)	he will sell and transfer the number of Shares set opposite his name in Part 1 of Schedule 1 to the Buyer free from all Security Interests and together with all accrued benefits and rights attaching or accruing to those Shares, including all dividends declared on or after the date of this agreement.

2.4	Each Seller waives all rights of pre-emption (if any) over the Shares to which they may be entitled under the articles of association of the Target or otherwise in relation to the sale and purchase of the Shares pursuant to this agreement.

2.5	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or other arrangement to which the Buyer may agree or effect in relation to any one of the Sellers in connection with this agreement and/or any agreement or document entered into pursuant to this agreement shall not affect any right, power or remedy of the Buyer against any of the other Sellers. For the avoidance of doubt, the Buyer agrees to treat the Warrantors on a joint and several basis and not to distinguish between them in relation to any claim under the Warranties, the Tax Covenant or the Tax Warranties and to seek to recover damages in respect of any such claims from the funds standing to the credit of the Escrow Account.

3	CONSIDERATION

3.1	On Completion, the Buyer shall on account of the consideration make the payments referred to in clause 4.6(a)(i) and clause 4.6(a)(iv).

3.2	The Sellers shall be entitled to receive the Initial Payment in the proportions set opposite their respective names in column 4 of the table set out in Part 1 of Schedule 1.

3.3	Any adjustment falling to be paid to the Initial Payment pursuant to the provisions of Schedule 5 shall be paid as provided in Schedule 5.

3.4	The provisions of Schedule 8 shall apply in relation to the Escrow Account.

3.5	The Sellers agree that any sums due to all or any of the Sellers pursuant to this agreement shall be paid in sterling by the Buyer to the Sellers’ Solicitors whose receipt shall constitute a full discharge of the Buyer’s obligations to make any such payment and the Buyer shall not be concerned with the application of any such amount between all or any of the Sellers.

4	COMPLETION

4.1	Completion shall take place at the offices of the Buyer’s Solicitors immediately after the signing of this agreement on the date of this agreement when each of the events set out in clauses 4.2 to 4.5 shall occur.

4.2	At Completion, the Sellers shall deliver to the Buyer:

(a)	duly completed and executed transfers of the Shares in favour of the Buyer or as it directs;

(b)	the certificates for the Shares;

(c)	the resignations of each of the directors of the English Companies other than MW and the secretary of each of the English Companies in the agreed form from their respective offices and (save in the case of AG) employment with each of the English Companies containing a written acknowledgement by deed from each of them that he has no claim against any member of the Target Group on any grounds whatsoever;

(d)	a letter of non-crystallisation from Clydesdale Bank plc t/a Yorkshire Bank in respect of the floating charges over the Target;

(e)	the Letter of Instruction duly signed on behalf of the Warrantors and the Sellers’ Solicitors;

(f)	the Bamboo Documents duly executed on behalf of Oakley;

(g)	the Deed of Release of Intra Group Indebtedness duly executed by the Sellers and any of their Associates;

(h)	the Deed of Termination which shall have been duly executed by the parties thereto and dated prior to Completion;

(i)	the Service Agreements duly executed by the parties thereto;

(j)	as evidence of the authority of each person entering into an agreement or document on behalf of Oakley Capital GP Limited, a copy of a resolution of the board of directors of such company conferring such authority;

(k)	the Exercise Notices duly executed by all the Optionholders; and

(l)	a copy of the power of attorney under which AG shall execute this agreement on behalf of CK.

4.3	At Completion, there shall be delivered or made available to the Buyer:

(a)	the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name) of each of the English Companies;

(b)	the minute books of each of the English Companies;

(c)	the register of members and other statutory registers of each of the English Companies duly made up to Completion;

(d)	the common seal (if any) of each of the English Companies;

(e)	all unissued share certificates of each of the English Companies;

(f)	the title deeds relating to each of the Properties;

(g)	all books of accounts and documents of record and all other material documents in the possession, custody or control of any of the Sellers in connection with each member of the Target Group;

(h)	all bank statements of all bank accounts of each member of the Target Group as at a date not more than 2 Business Days prior to Completion together with bank reconciliation statements in respect of each such account made up to the Business Day immediately prior to Completion;

(i)	new bank mandates to be given by each member of the Target Group; and

(j)	all the current cheque books, paying in books and unused cheques of each member of the Target Group.

4.4	At Completion, the Sellers shall and shall procure that their respective Associates shall pay all monies (if any) then owing by them to any member of the Target Group, whether due for payment or not.

4.5	At Completion, a board meeting of each member of the Target Group shall be duly convened and held at which, with effect from Completion:

(a)	the transfers referred to in clause 4.2(a) shall (subject to stamping) be approved and registered;

(b)	such persons as the Buyer may nominate shall be appointed as directors and as the secretary of each member of the Target Group and the resignations referred to in clause 4.2(c) shall be submitted and accepted;

(c)	all authorities to the bankers of each member of the Target Group relating to bank accounts shall be revoked and new authorities to such persons as the Buyer may nominate shall be given to operate the same; and

(d)	the Service Agreements shall be approved and entered into.

4.6	Upon completion of all of the matters specified in clauses 4.2 to 4.5 the Buyer shall:

(a)	pay by telegraphic transfer to the Sellers’ Solicitors’ Bank Accounts:

(i)	the Initial Payment;

(ii)	the sum of £1,061,875 (one million and sixty-one thousand eight hundred and seventy-five pounds sterling) for the purposes of partially discharging on behalf of the Target Group all credit facilities of Clydesdale Bank plc t/a Yorkshire Bank plc to the extent outstanding at Completion other than in respect of the agreed overdraft, agreed credit cards and agreed forward contracts in accordance with the terms of the Solicitors’ Undertaking;

(iii)	the sums of £2,592,704 (two million five hundred and ninety two thousand seven hundred and four pounds sterling) and US$2,400,000 (two million four hundred thousand US dollars) for the purposes of discharging on behalf of the Target Group all credit facilities of Oakley outstanding at Completion in accordance with the terms of the Solicitors’ Undertaking; and

(iv)	the Escrow Sum for the purposes of transferring such sum to the Escrow Account in accordance with the terms of the Solicitors’ Undertaking;

(b)	deliver to the Sellers a copy of the resolution of the Buyer’s board authorising the purchase of the Shares and any other documents required to be delivered by it;

(c)	deliver to Oakley the original Share Transfer duly executed on behalf of the Buyer; and

(d)	deliver to the Sellers the Letter of Instruction duly signed on behalf of the Buyer and the Buyer’s Solicitors.

4.7	The Buyer may in its absolute discretion waive any requirement contained in clauses 4.2 to 4.5 (inclusive) but shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with such clauses and this agreement.

5	POST-COMPLETION OBLIGATIONS

5.1

Each of the Sellers undertakes that, immediately following Completion until such time as the transfers of the Shares have been registered in the register of members of the Target, each of the Sellers will hold those Shares registered in his name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Shares in accordance with the directions of the Buyer or its nominees and if any Seller is in breach of the undertakings contained in this clause such Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Target and to do any thing or things necessary to give effect to the rights contained in this clause 5.1.

5.2	Following Completion, the Sellers undertake to the Buyer to procure the release of each member of the Target Group from any Intra Group Guarantees and, pending such release, the Sellers shall indemnify and keep indemnified the Buyer (for itself and as trustee for the relevant member of the Target Group) from and against all amounts paid by it to any third party pursuant to any such Intra Group Guarantee.

5.3	With effect from Completion, the parties agree that the letter of intent dated 18 March 2013 between Oakley, MW, AG and the Buyer relating to the Target Group shall be terminated.

5.4	At any time after Completion, the Sellers shall (and shall use their reasonable endeavours to procure that any necessary third party shall) sign and execute all such documents and do all such acts and things as the Buyer may reasonably require for effectively vesting the Shares in the Buyer and otherwise giving the Buyer the full benefit of all the provisions of this agreement.

5.5	Each of the Sellers shall following Completion provide all such information relating to each member of the Target Group, its business and affairs within their respective custody, possession or control as the Buyer shall reasonably request and Oakley may retain a copy of any such information to the extent required to comply with any of its legal, regulatory or compliance obligations.

5.6	Each of the Sellers shall, for a period of 6 months following Completion, provide such assistance to the Buyer as the Buyer may reasonably require in order to facilitate the removal of the existing directors and secretaries of the Overseas Subsidiaries (or the equivalent office holders in the relevant local jurisdictions) and their replacement with such individuals as the Buyer may nominate. In any event, the Buyer undertakes to procure the removal of AG and David Till as officers of the applicable Overseas Subsidiaries as soon as possible following Completion.

5.7	Following Completion, the Trustees undertake to the Buyer to account to the Optionholders in accordance with the terms of the Exercise Notices for the proportion of the consideration due to them after the deduction of the Option Tax Liability.

6	WARRANTIES AND INDEMNITIES

6.1	Each of the Warrantors jointly and severally warrants to the Buyer that each Warranty and Tax Warranty is true and accurate and not misleading as at the date of this agreement, subject only to:

(a)	any matter fairly disclosed in or by the Disclosure Letter and the bundle of documents annexed to the Disclosure Letter;

(b)	the limitations and qualifications set out in this clause and Schedule 7; and

(c)	in relation to the Tax Warranties only, the limitations and qualifications set out in Part 4 of Schedule 6.

6.2	The Trustees severally warrant to the Buyer that the Fundamental Warranties are true and accurate and not misleading as at the date of this agreement.

6.3	Each Warranty and Tax Warranty made or given in respect of the Target shall be deemed to be a warranty of the Warrantors made or given in respect of each member of the Target Group and (unless the context or subject matter otherwise requires) the expression the “Target” in the Warranties and the Tax Warranties shall be construed accordingly.

6.4	Each Warranty and Tax Warranty shall be construed as a separate and independent warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other provision of this agreement.

6.5	The rights and remedies of the Buyer in respect of any breach of the Warranties or the Tax Warranties shall not be affected by completion of the purchase of the Shares, by any investigation made by or on behalf of the Buyer into the affairs of the Target Group, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

6.6	Each of the Warrantors agrees with the Buyer (for itself and as trustee for each member of the Target Group and their respective directors, officers and employees) to waive any claim or remedy or right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Target Group or a director, officer or employee of any member of the Target Group for the purpose of assisting the Warrantors in giving any warranty, undertaking or covenant, in preparing the Disclosure Letter and in entering into this agreement or any agreement or document entered into pursuant to this agreement.

6.7	If any Warranty or Tax Warranty is qualified by the expression “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or words to such effect, such expression shall mean that each of the Warrantors has made due and careful enquiries into the subject matter of that Warranty or Tax Warranty (including, without limitation, enquiries where applicable of the directors of the English Companies and the Relevant Individuals). Each of the Warrantors agrees that the knowledge, information, belief or awareness of any one of the Warrantors shall be attributable to the other Warrantors.

6.8	If any amount payable to the Buyer in respect of a breach of any Warranty or Tax Warranty or otherwise pursuant to this clause 6 is subject to Tax, that amount shall be increased so as to ensure that the net amount received by the Buyer shall, after Tax, be equal to that which would have been received had the payment and any increased payment not been subject to Tax.

6.9	Notwithstanding any other provisions of this agreement or any other agreement or document entered into pursuant to this agreement, none of the limitations contained in this clause 6, Schedule 6, Schedule 7, the Disclosure Letter nor any statutory limitation shall apply to:

(a)	any claim relating to any of the Fundamental Warranties or to title to the Shares or capacity to enter into this agreement; or

(b)	any claim for breach of the Warranties or the Tax Warranties or under the Tax Covenant where the fact, matter or circumstance giving rise to the claim arises as a result of fraud, wilful concealment or deliberate non-disclosure on the part of any of the Sellers, any member of the Target Group or any of their respective officers, employees or advisers.

6.10	If any amount is paid by the Warrantors in respect of a breach of any Warranty or Tax Warranty or under the Tax Covenant or otherwise pursuant to this agreement, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement.

6.11	The Buyer warrants to the Sellers that:

(a)	it is a private company limited by shares incorporated and validly existing under the laws of England;

(b)	it has full power to enter into and perform its obligations under this agreement and that this agreement will when executed constitute a binding obligation on the Buyer in accordance with its terms;

(c)	the execution and delivery of and the performance by the Buyer of its obligations under this agreement will not:

(i)	result in breach of any provision of the Buyer’s article of association; or

(ii)	result in a breach of, or constitute a default under, any order, judgment or decree of any court, governmental agency or regulatory body to which the Buyer is a party or by which it is bound,

to the extent that such breach or default would prevent the Buyer from entering into this agreement, or otherwise from fulfilling any of its obligations under this agreement or documents executed in connection herewith; and

(d)	any consents, permissions, approvals and agreements of the shareholders of the Buyer or any governmental agency or regulatory body which are necessary for the Buyer to obtain in order to enter into and perform its obligations under this agreement have been obtained (or waived or disapplied).

6.12	The Warrantors jointly and severally agree to indemnify, keep indemnified and hold harmless the Buyer (for itself and as trustee for each member of the Buyer’s Group and the Target Group) from and against all losses, liabilities, costs, charges, penalties, expenses, actions, proceedings, claims and demands which any such person may suffer or incur arising out of or in connection with:

(a)	any failure by the Sellers to deliver or make available to the Buyer the Title Documents at Completion;

(b)	any information relating to BOL set out in Part 4 of Schedule 1 being untrue or inaccurate in any respect; and/or

(c)	BOL:

(i)	not being validly incorporated under the laws of Bermuda;

(ii)	not being capable of exercising the Bamboo Option in accordance with, and to the extent of, its terms;

(iii)	having traded at any time save for entering into the Option Agreement

(iv)	holding any assets other than the Bamboo Option;

(v)	being a party to any contract, arrangement or agreement (whether legally binding or not) save for the Option Agreement; and/or

(vi)	having incurred or suffered any liability (including any contingent liability) whatsoever;

(d)	the legal and beneficial title to one hundred per cent. of the shares or stock in each of the Subsidiaries not being owned by the Target or a Subsidiary.

7	RESTRICTIVE COVENANTS

7.1	For the purposes of this clause 7:

“Competing Services” any services which are the same or materially similar to and competitive with any Restricted Services.

“Key Staff Member” any person who is a director, employee or consultant of any Restricted Company or any other person who occupied a senior managerial position or a senior sales position or otherwise had material contact with customers or suppliers of any Restricted Company or otherwise had specialist skills or knowledge in relation to any Restricted Services employed or engaged by that Restricted Company as at the Relevant Date (or, but for a breach by any Executive of any obligations imposed on him, would have been employed or engaged as at that date).

“Protected Period” the period of 18 months following the Relevant Date.

“Relevant Period” the 12 month period ending on the Relevant Date.

“Relevant Date” in relation to any Executive, the date of termination of his employment, engagement, consultancy or directorship with the Target Group (whichever is the later).

“Restricted Company” any member of the Target Group.

“Restricted Client” any person who, at the Relevant Date or at any time during the Relevant Period is or, as the case may be, has been:

(a)	a customer of any Restricted Company; and/or

(b)	in negotiations or discussions with any Restricted Company in relation to the provision of any Restricted Services,

in either case in the course of his employment, consultancy or directorship of any Restricted Company.

“Restricted Services” all and any services provided by any Restricted Company at any time during the Relevant Period.

7.2	Each of the Executives, for so long as he is a director or employee or consultant of any Restricted Company, shall not be or become a director or executive officer of any other company (except another member of the Target Group) nor be concerned or interested in any business other than that of the Target Group. Each of the Executives acknowledges and agrees that, for so long as he is a director or employee or consultant of any Restricted Company, he shall be under a duty to act in the best interests of each member of the Target Group and as a consequence, shall not solicit or attempt to solicit or otherwise endeavour to entice away from any Restricted Company any person who is at any time a client or prospective client, employee or prospective employee, director or prospective director, consultant or prospective consultant, supplier or prospective supplier of that Restricted Company nor shall he induce, procure or authorise any other person to do or procure to be done anything which if done by the Executives would be a breach of his obligations under this clause 7.2. The terms of this clause 7.2 shall not in any way affect the Executives’ respective obligations under the remainder of this clause 7.

7.3	As each Executive in the course of his employment, consultancy and/or directorship is likely to obtain knowledge of trade secrets and other confidential information of Restricted Companies from time to time and will have dealings with the customers and suppliers of Restricted Companies, and in order to protect such trade secrets and other confidential information and the goodwill of the Restricted Companies, each of the Executives hereby severally covenants with and undertakes to the Buyer and, on the same basis separately covenants with and undertakes with the Target as agent and trustee for each of the Restricted Companies, that, without prejudice to any other duty implied by law or equity, he will not directly or indirectly, either alone or jointly, at any time during the Protected Period (other than in the case of clauses 7.3(h), 7.3(i), 7.3(j) and 7.3(k) below which shall apply indefinitely following the Relevant Date):

(a)	be concerned (whether as a director, shareholder, partner, lender, proprietor, agent, consultant or otherwise) in any business which competes with any of the Restricted Companies in or in relation to any territory in which business was carried on by any of the Restricted Companies at the Relevant Date;

(b)	be employed or engaged by any Restricted Client;

(c)	canvass or solicit or attempt to canvass or solicit business, orders or custom for Competing Services from any Restricted Client or interfere with or entice away or attempt to interfere with or entice away the custom or prospective custom of any Restricted Client with a view to providing any Competing Services to any Restricted Client in competition with any Restricted Company;

(d)	have any commercial dealings in respect of any Competing Services to or in relation to any Restricted Client;

(e)	on his own account or for any other person, solicit or attempt to solicit the services of, or endeavour to entice away from any Restricted Company any Key Staff Member (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

(f)	employ in any capacity or offer employment in any capacity to or enter into or offer to enter into business or partnership with any Key Staff Member;

(g)	induce or attempt to induce any supplier of a Restricted Company to cease to supply, or to restrict or vary the terms of supply, to a Restricted Company;

(h)	represent himself or permit himself to be held out as being in any way connected with or interested (except as shareholder if that is the case) in the business of any Restricted Company;

(i)	use or allow to be used (except by a member of the Target Group) any trade name used by any member of the Target Group at the Relevant Date, or any other name calculated or likely to be confused with such a trade name;

(j)	except so far as may be required by law, use or disclose to any person any confidential information of a technical, trade or other character which he has acquired in the course of or as a result of his directorship of or employment by a Restricted Company or his ownership of shares in the capital of a Restricted Company; or

(k)	act in any manner or make any public statement which is or is calculated to be prejudicial to the interests of a Restricted Company or its business.

7.4	No Executive shall induce, procure or authorise any other person to do or procure to be done anything which if done by the Executive would be a breach of any of the provisions of clause 7.3.

7.5	Each Executive, having obtained professional advice, acknowledges and agrees that the covenants contained in this clause 7 in favour of the Buyer and the Company are no more extensive than is reasonable to protect the legitimate interests of the Buyer and the Target Group.

7.6	Each of the restrictions contained in clause 7.3 shall be construed as a separate restriction and is considered reasonable by the parties but in the event that any such restriction shall be found to be void or for any reason unenforceable but would be valid and enforceable if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

7.7	Each Executive shall procure that each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer in place of the relevant Executive.

7.8	Each Executive acknowledges that the Buyer is accepting the benefit of the covenants contained in this clause 7 both on its own behalf and on behalf of each member of the Buyer’s Group and the Target Group with the intention that the Buyer may claim against any Executive on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

7.9	For the avoidance of doubt, nothing in this clause 7 shall preclude:

(a)	AG at any time directly or indirectly from being engaged, concerned or interested in any business or activity in accordance with the terms of his Service Agreement; or

(b)	any Executive at any time from holding for investment purposes only up to 3 per cent. (3%) of the issued shares of any class or other securities of any company which is for the time being listed on the London Stock Exchange or in respect of which dealings take place on the Alternative Investment Market of the London Stock Exchange or on any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).

7.10	The Buyer acknowledges that the Executives are giving the covenants contained in this clause 7 on a several basis.

8	CONFIDENTIALITY AND USE OF NAMES

8.1	Each Seller shall not at any time after the date of Completion use or disclose or permit there to be disclosed any Confidential Business Information which it has or acquires PROVIDED THAT this clause shall not apply if and to the extent that:

(a)	such Confidential Business Information has ceased to be confidential or come into the public domain (other than as a result of breach of any obligation of confidence by any of the Sellers or any of their respective Associates); or

(b)	any disclosure of such Confidential Business Information has been authorised in writing by the Buyer; or

(c)	disclosure of the Confidential Business Information concerned is required by law or by any regulatory body (including the London Stock Exchange).

8.2	Each Seller shall not at any time after the date of Completion either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity use any of the Target Intellectual Property Rights (in particular, but without limitation, any name including the words “Headland”, “Good Morning News”, “HML”, Walport”, “Newslink”, “Rigstream”, “NL Crewnews”, “Entertainment On-board”, “HotelNewspapers”, “Crewtoo” and “Muzo” or any similar words) or use anything which is intended, or is likely to be confused with any of the Target Intellectual Property Rights.

8.3	Each Seller shall procure that each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

8.4	Notwithstanding anything to the contrary in this clause 8, nothing in this clause 8 shall prevent the Executives from carrying out their bona fide duties for and on behalf of the Target Group in accordance with the terms of their Service Contracts.

9	TAX

The parties agree that the provisions of Schedule 6 shall have effect.

10	ANNOUNCEMENTS

10.1	Subject to clauses 10.2 to 10.4, the parties shall not make or authorise another person to make any public announcement concerning the terms of or any matters contemplated by or ancillary to this agreement without the prior written consent of all the other parties (such consent not to be unreasonably withheld or delayed).

10.2	A party may make or authorise an announcement if:

(a)	that party concludes in its reasonable discretion that the announcement is required by law or regulation or any securities exchange (including the London Stock Exchange) or regulatory or governmental body (including the UK Listing Authority) or the rules and regulations thereof (whether or not such requirement has the force of law); and

(b)	that party has consulted with and considered the reasonable comments of the other parties.

10.3	The parties agree to the release of the press announcement in the agreed form.

10.4	For the avoidance of doubt, Oakley Capital Investments Limited (a Bermudian domiciled company listed on Alternative Investment Market) (“OCIL”) may make or authorise an announcement in the agreed form with the prior consent of the Buyer (such consent not to be unreasonably withheld or delayed).

11	GENERAL

11.1	Except where this agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and of each agreement or document entered into pursuant to this agreement and the transactions contemplated by this agreement (including the due diligence exercise conducted prior to Completion). No such costs incurred by or on behalf of the Sellers shall be charged to any member of the Target Group.

11.2	No variation of this agreement or any agreement or document entered into pursuant to this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

11.3	No single or partial exercise or non-exercise of any right, power or remedy provided by this agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

11.4	The rights, powers and remedies of the Buyer provided by this agreement are cumulative and are not exclusive of any rights, powers and remedies provided by law.

11.5	The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

11.6	This agreement and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

11.7	If any provision of this agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

11.8	Subject to the provisions of this clause 11, no person who is not a party to this agreement may enforce any term of this agreement. Clauses 11.9, 11.10 and 11.12 set out the sole basis on which the Contracts (Rights of Third Parties) Act 1999 shall apply to this agreement and any agreement or document entered into pursuant to this agreement.

11.9	Where a term of this agreement is expressed to be for the benefit of or confers a right on a member of the Buyer’s Group, other than the Buyer, (the “Third Party Rights”), such rights are enforceable by each such member of the Buyer’s Group in accordance with the Contracts (Rights of Third Parties) Act 1999.

11.10	The Buyer may, at its discretion, exercise the Third Party Rights on behalf of any relevant Buyer’s Group member as if the Buyer were such person.

11.11	OCIL may enforce its rights under the terms of clause 10.4 of this agreement in accordance with the Contracts (Rights of Third Parties) Act 1999.

12	ASSIGNMENT

12.1	Subject to clauses 12.2 and 12.3, no party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under it or purport to do any of the same nor sub-contract any or all of its obligations under this agreement without the prior written consent of all of the other parties.

12.2	Notwithstanding clause 12.1, the Buyer shall be entitled to assign its rights under this agreement and/or any agreement or document entered into pursuant to this agreement to any member of the Buyer’s Group provided that the Buyer shall procure that any such company to whom it assigns any of its rights under this clause shall re-assign all such rights to the Buyer immediately prior to its ceasing to be a member of the Buyer’s Group.

12.3	Notwithstanding clause 12.1, the Buyer may assign by way of security all or any of its rights under this agreement and/or any agreement or document entered into pursuant to this agreement to any bank and/or any financial institution lending money or making banking facilities available to the Buyer.

13	ENTIRE AGREEMENT

13.1	This agreement and any agreement or document entered into pursuant to this agreement constitute the entire agreement between the parties and supersede any previous agreement or arrangement between the parties or any of them relating to the acquisition of the Shares.

13.2	The Buyer agrees that it has not entered into this agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of any of the Sellers except as expressly set out in this agreement or any document entered into pursuant to this agreement. The Buyer waives any claim or remedy or right in respect of any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of any of the Sellers unless and to the extent that a claim lies for breach of this agreement or any document entered into pursuant to this agreement. Nothing in this clause shall exclude any liability on the part of any of the Sellers for fraud or fraudulent misrepresentation.

14	NOTICES

14.1	Any notice or other communication given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) or by fax to the party due to receive it, at its address or fax number set out in this agreement or to such other address or fax number as are last notified in writing to the parties.

14.2	Subject to clause 14.3, in the absence of evidence of earlier receipt, any notice or other communication given pursuant to this clause shall be deemed to have been received:

(a)	if delivered by hand, at the time of actual delivery to the address referred to in clause 14.1;

(b)	in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting;

(c)	in the case of registered airmail, five Business Days after the date of posting; and

(d)	if sent by fax, at the time of completion of transmission.

14.3	If deemed receipt under clause 14.2 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs on any day which is not a Business Day or after 5.00 pm on a Business Day the notice shall be deemed to have been received at 9.00 am on the next Business Day.

14.4	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by e-mail.

15	COUNTERPARTS

This agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

16	GOVERNING LAW AND JURISDICTION

16.1	This agreement shall be governed by and construed in accordance with English law.

16.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England in relation to any claim or matter arising under or in connection with this agreement (or any agreement or document entered into pursuant to this agreement), including any non-contractual claims or matters.

16.3	For the purposes of this clause, “Service Document” means a claim form, summons, order, judgment or other document relating to any proceeding, suit or action arising out of or in connection with this agreement.

16.4	Oakley shall at all times maintain an agent for the service of process in England. Oakley irrevocably agrees that any Service Document may be properly served on it in England by service on the Oakley Agent or such other agent as may be notified to the Buyer by Oakley in writing from time to time.

16.5	If for any reason an agent for service appointed by Oakley pursuant to this clause 16 ceases to act as such, Oakley shall immediately appoint a new agent for service in England and shall immediately notify the Buyer in writing of such appointment and the new agent’s name and address.

16.6	A copy of any Service Document served on an agent under this clause shall also be sent by post to Oakley at the address set out at the beginning of this agreement or at such other address as may be notified to the Buyer in writing. Failure or delay in so doing shall not prejudice the proper service of any Service Document in accordance with clause 16.4.

16.7	Nothing contained in this clause 16 shall affect the right to serve a Service Document in any other manner permitted by law.

IN WITNESS of which the parties have executed this agreement and, on the date set out above, delivered it as a deed.

SCHEDULE 1

Target Group

Part 1 – Sellers’ holdings

Name of Seller	Number of Shares to be sold	Amount of Initial Payment due (£)	Proportion of any further payments made pursuant to the Completion Accounts (%)	Proportion of any amounts released to the Warrantors from the Escrow Account (%)

Oakley	8,000	6,923,601	83.333	83.333

MW	1,000	865,450	10.417	10.417

AG	600	519,270	6.25	6.25

The Trustees	400	410,626	Nil	Nil

SCHEDULE 2

Warranties

1	CORPORATE MATTERS

1.1	Authority and Capacity

(a)	Each Seller has the requisite power and authority to enter into and perform this agreement and any agreement or document to be entered into by such Seller pursuant to this agreement which constitute, or when executed will constitute, valid and binding obligations on such Seller which are enforceable in accordance with their respective terms.

(b)	Each Seller has taken all corporate and other action necessary to enable it to enter into and perform this agreement and any agreement or document to be entered into pursuant to this agreement and has obtained all approvals and consents required by it for the performance by it of the transactions contemplated by this agreement and any agreement or document to be entered into pursuant to this agreement.

(c)	The execution and delivery of, and the performance by each Seller of its obligations under, this agreement and any agreement or document entered into pursuant to this agreement will not:

(i)	result in a breach of any provision of the constitutive documents of such Seller (if applicable); or

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency or Security Interest to which any Seller is a party or by which any Seller or any of their respective assets is bound.

1.2	Title to the Shares

(a)	The Sellers are the only legal and beneficial owners of the Shares (save that the Trustees hold the Trust Shares on a bare trust basis).

(b)	The Shares have been validly allotted and issued, are fully paid or are properly credited as fully paid.

(c)	There is no Security Interest on, over or affecting any of the Shares and there is no agreement or arrangement to give or create any such Security Interest. No claim has been or will be made by any person to be entitled to any such Security Interest.

(d)	The Target has not created or granted or agreed to create or grant any Security Interest in respect of any of its uncalled share capital.

(e)	Except as required by this agreement, there are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Target (including any option, warrant or right of pre-emption or conversion).

(f)	In relation to such of the Shares as are registered in the name of any Seller being an individual or a trustee:

(i)	the shares concerned have never been the subject of a transaction at an undervalue and do not represent assets which have been the subject of a transaction at an undervalue;

(ii)	insofar as the shares concerned have been the subject of a transaction at an undervalue, the donor has not at any time been insolvent for the purposes of the Insolvency Act 1986 and will not become insolvent within 5 years of the transaction at an undervalue; and

(iii)	insofar as the shares have been the subject of a transaction at an undervalue, the transaction was not entered into for the purpose, or partly for the purpose, of putting assets beyond the reach, or otherwise prejudicing the interests, of creditors as contemplated by section 423 Insolvency Act 1986.

1.3	Changes in share capital

Since the Last Accounts Date:

(a)	no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Target; and

(b)	the Target has not redeemed or purchased or agreed to redeem or purchase any of its share capital.

1.4	Subsidiaries and other interests

(a)	The Target (or where specified in Schedule 1, a Subsidiary) is the sole legal and beneficial owner of the whole of the issued share capital of each of the Subsidiaries.

(b)	The whole of the issued share capital of each of the Subsidiaries has been validly allotted and issued and is fully paid or properly credited as fully paid.

(c)	There is no Security Interest on, over or affecting any of the share capital of any of the Subsidiaries and there is no agreement or arrangement to give or create any such Security Interest. No claim has been or will be made by any person to be entitled to any such Security Interest.

(d)	Apart from the Subsidiaries, the Target does not own or have any interest of any nature whatsoever in any shares, debentures or other securities of any body corporate, whether incorporated in any part of the United Kingdom or elsewhere.

1.5	Directors

(a)	The only directors of the Target are the persons whose names are so listed in relation to the Target in Schedule 1.

(b)	No person is a shadow director of the Target within the meaning of the section 251 of the Companies Act 2006.

(c)	The Target has not been a party to any transaction to which any of the provisions of sections 320 or 330 Companies Act 1985 may have applied (when in force).

(d)	The Target has not been a party to any transaction to which the provisions of section 322A of the Companies Act 1985 may have applied (when in force).

(e)	The Target has not been a party to any transaction to which the provisions of Chapter 4 of Part 10 of the Companies Act 2006 may apply.

(f)	No director is now or has at any time within the last 5 years been subject to any disqualification order under the Companies Acts, the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

1.6	Corporate compliance

(a)	The Target has at all times since 3 January 2008 carried on business and conducted its affairs in all material respects accordance with its memorandum and articles of association for the time being in force and any other material constitutional documents to which it is or has been a party.

(b)	The Target is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

(c)	Due compliance has been made with the provisions of the Companies Acts and other material legal requirements in connection with the formation of the Target, the allotment or issue of any of its shares, debentures and other securities and the payment of dividends.

(d)	During the last five (5) years, the Target has complied in all material respects with and enforced any code of ethics, code of business conduct or other business policies, procedures and guidelines, written and, so far as the Warrantors are aware, unwritten, implemented by the Target and intended to ensure and promote compliance with law and the directives of the shareholders, directors and management of the Target.

1.7	Memorandum and Articles of Association

The copy of the memorandum and articles of association (or the equivalent constitutive document in the case of the non-English Subsidiaries) of the Target which is contained in the Data Room is true and accurate.

1.8	Documents filed

(a)	All returns, particulars, resolutions and documents required by the Companies Acts or any other legislation to be filed with the Registrar of Companies in England and Wales, or any other authority, in respect of the Target have been duly filed and were correct in all material respects.

(b)	All mortgages and charges in favour of the Target have (where necessary in order to secure their enforceability) been duly registered in accordance with the Companies Acts.

1.9	Possession of documents

All documents of title relating to material assets of the Target (including, without limitation, all title deeds relating to the Properties), and a copy of every document or instrument creating or evidencing a charge over any of its assets, property or undertaking are in its possession.

1.10	Accuracy of Information

The information contained in Schedule 1, Schedule 3 and Schedule 4 is true, accurate and complete.

1.11	Commissions

No one is entitled to receive from the Target any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2	ACCOUNTS

2.1	The Last Accounts

(a)	The Last Accounts were prepared in accordance with the historical cost convention. The bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Target in respect of the last 3 preceding accounting periods.

(b)	The Last Accounts:

(i)	give a true and fair view of the assets and liabilities and state of affairs of the Target Group, as the case may be, as at the Last Accounts Date and of its profits or losses for the financial period ended on that date;

(ii)	comply with all applicable requirements of the Companies Acts and other relevant statutes; and

(iii)	have been prepared in accordance with GAAP.

2.2	Depreciation of fixed assets

The rates of depreciation and amortisation shown in the audited accounts of the Target for the 3 financial years ended on the Last Accounts Date were sufficient to ensure that each fixed asset of the Target will be written down to nil by the end of its useful life.

2.3	Management Accounts

(a)	The Management Accounts have been prepared in accordance with accounting policies consistent with those used in preparing the Last Accounts.

(b)	Having regard to the purpose for which the Management Accounts were prepared, the Management Accounts are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Target Group as at the Management Account Date and do not materially overstate the profits of the Target for the period to which they relate.

2.4	Books and Records

(a)	All the accounts, books, ledgers, financial and other records of the Target are in its possession or under its control, are up-to-date and have been maintained in accordance with all applicable laws and GAAP on a proper and consistent basis. Without limiting the generality of the foregoing, the Target has kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Target and has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorisation; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorisation; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)	All the accounting records and systems (including, without limitation, computerised accounting systems) of the Target are recorded, stored, maintained or operated or otherwise held by the Target or another member of the Target Group and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Target or another member of the Target Group.

(c)	The register of members and other statutory books (or the equivalent documents in the local jurisdiction in relation to the non-English Subsidiaries) of the Target are in its possession or under its control, are up-to-date and have been maintained in all material respects in accordance with all applicable laws. The Target has not received any notice that any information contained in any of the statutory books is incorrect or should be rectified.

(d)	Neither the Target nor, to the Target’s knowledge, its independent auditor has identified (i) any significant deficiency or material weakness in the Target’s internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the United States Securities Exchange Act of 1934, as amended), (ii) any fraud, whether or not material, that involves the Target’s management or other employees who have a role in the preparation of financial statements or the Target’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing. The Target has not received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Target or its internal accounting controls.

(e)	The Target is not a party to, and does not have any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract relating to any transaction or relationship between or among the Target, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any other “off-balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the United States Securities and Exchange Commission).

2.5	Accounting Reference Date

The accounting reference date of the Target for the purposes of the Companies Acts has been the date specified in Schedule 1 since 3 January 2008.

3	FINANCE

3.1	Capital Commitments

(a)	As at the Last Accounts Date, the Target had no outstanding capital commitments except as disclosed in the Last Accounts.

(b)	Since the Last Accounts Date, the Target has not made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments, in any case in excess of £10,000 per item or £40,000 in aggregate, nor has it disposed of or realised any capital assets or any interest therein.

3.2	Dividends and distributions

(a)	Since the Last Accounts Date, no dividend or other distribution (as defined in CTA 2010) has been or is treated as having been declared, made or paid by the Target.

(b)	All dividends or distributions declared, made or paid by the Target since 3 January 2008 have been declared, made or paid in accordance with its memorandum and articles of association and the applicable provisions of the Companies Acts and in accordance with any agreements or arrangements between the Target and any third party regulating the payment of dividends and distributions.

3.3	Loans by the Target

The Target has not lent any money which has not been repaid to it nor has it made any loan or quasi-loan contrary to the Companies Acts.

3.4	Debtors

(a)	A list of all debts owing to the Target which are outstanding as at 30 April 2013 is attached to the Disclosure Letter.

(b)	So far as the Warrantors are aware, all such debts have realised or will realise in the normal course of collection and, in relation to debts in excess of £100,000, within 3 months after Completion their full value, as included in the Last Accounts or in the books of the Target, after taking into account any specific provision or reserve for bad or doubtful debts included in the Last Accounts. So far as the Warrantors are aware, none of such debts is subject to any counter-claim or set off, except to the extent of any such provision or reserve.

3.5	Liabilities

(a)	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Target other than those liabilities disclosed in the Last Accounts or those which have been incurred in the ordinary and proper course of trading since the Last Accounts Date.

(b)	Since 3 January 2008, the Target has not at any time been the tenant of, or a guarantor in respect of, any leasehold property other than the Properties.

3.6	Trade Creditors

A list of all trade creditors of the Target who are owed amounts, which are outstanding as at 30 April 2013 is attached to the Disclosure Letter.

3.7	Bank Accounts

Statement(s) of all the bank accounts of the Target as at a date not more than 2 Business Days prior to Completion together with a reconciliation statement up to and including the Business Day immediately prior to the date of this agreement is attached to the Disclosure Letter.

3.8	Bank and other borrowings

(a)	The Target has no borrowings or other indebtedness.

(b)	The Target has no outstanding loan capital, nor has it agreed to create or issue any such loan capital.

(c)	The Target has not factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

(d)	Since the Last Accounts Date, the Target has not repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

3.9	Government grants

The Target has not received any grants, subsidies or financial assistance nor has it applied for or received from any governmental department or agency or any local or other authority or other body any such grants, subsidies or financial assistance.

4	TRADING

4.1	Content

(a)	There has been no claim, dispute or allegation that any of the Sellers, or the Target or any third party with whom the Target has entered into an agreement has infringed or is infringing any of the rights granted under the Content Agreements or has breached or is in breach of any of the terms of the Content Agreements and to the best of the Warrantors knowledge and belief, there is no basis for such a claim, dispute or allegation.

(b)	The business conducted by the Target does not infringe or make unauthorised use and has not infringed or made unauthorised use of the Third Party Intellectual Property Rights and other rights granted under the Content Agreements or information of any third party and there is and, so far as the Warrantors are aware, there has been no infringement or unauthorised use by any third party of any Intellectual Property rights or other rights used or owned by the Target or any misappropriation or misuse or unauthorised access to any information of the Target.

(c)	Nothing has been done or omitted to be done by the Target which would enable any assignment, lease or licence of the Content to be terminated or which constitutes a material breach of any of the terms of any lease or licence of the Content.

(d)	The Intellectual Property rights and other rights of third parties (including, without limitation, the copyrights in all works) that have been transferred, licensed or otherwise granted to the Target have been or are being lawfully used by the Target and/or another member of the Target Group.

(e)	The Target is not in material breach of any written agreement under which any Content was or is or is to be made available to it or was or is or is to be provided by the Target.

(f)	Neither the Target nor any of the Warrantors are aware of any unauthorised use by any third party of any of the Content.

(g)	There is nothing in any Content Agreement which would prevent the Target from sub-licensing to any third party any of the Content licensed under any Content Agreement.

(h)	A complete list of all Content Agreements entered into by the Target is appended to the Disclosure Letter.

(i)	The Target has not given any notice to terminate or extend any Content Agreement and no other party to any such Content Agreement has given any written notice to the Target to terminate or extend such Content Agreement.

4.2	Changes since Last Accounts Date

Since the Last Accounts Date:

(a)	the business of the Target has been carried on in the ordinary and normal course so as to maintain the same as a going concern;

(b)	there has been no material adverse change in the turnover or the financial or trading position of the Target;

(c)	no resolution of the members of the Target has been passed, whether in general meeting or otherwise;

(d)	the Target has not entered into any Material Contract;

(e)	the Target has not assumed or incurred any material liability (including, so far as the Warrantors are aware, any contingent liability) with a value in excess of £100,000 outside the ordinary and normal course of business which is not provided for in the Last Accounts.

4.3	Effect of Sale of the Shares

So far as the Warrantors are aware, compliance with the terms of this agreement does not and will not:

(a)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement, arrangement or instrument to which the Target is a party or any provision of its memorandum or articles of association or any Security Interest, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Target is bound or subject; or

(b)	relieve any person from any obligation to the Target (whether contractual or otherwise), or enable any person to terminate any such obligation or any right or benefit enjoyed by the Target or to exercise any right, whether under an agreement with or otherwise in respect of the Target; or

(c)	result in the creation, imposition, crystallisation or the enforcement of any Security Interest on or over any of the assets, property or undertaking of the Target or result in any present or future indebtedness of the Target becoming due and payable prior to its stated maturity.

4.4	Material Contracts

The Target is not a party to any Material Contract which:

(a)	is of an unusual or abnormal nature or outside the ordinary and normal course of business; or

(b)	is for a fixed term of more than 3 months; or

(c)	is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than 3 months after the date on which it was entered into or undertaken); or

(d)	is incapable of termination by it in accordance with its terms on 3 months’ notice or less; or

(e)	is of a loss-making nature (that is, likely to result in a loss to it on completion of performance); or

(f)	has or is likely to have a material adverse effect on the financial or trading position of the Target; or

(g)	is not of an entirely arm’s length nature; or

(h)	involves payment by it of amounts determined by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency; or

(i)	involves or could involve the supply of content or products, the aggregate sales value of which would represent in excess of 5% of its turnover for the preceding financial year; or

(j)	is any agreement for the supply of any administrative or other services or facilities to the Target requiring expenditure by the Target in excess of £50,000 per annum; or

(k)	provided for the sale, transfer or disposal by the Target of any body corporate or business or assets in circumstances such that the Target remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts.

4.5	Joint Ventures and Partnerships

(a)	The Target is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

(b)	The Target is not, nor has it agreed to become, a party to any agreement or arrangement for sharing commissions or other income.

4.6	Agency Agreements

There is not now outstanding any agreement or arrangement allowing any third party to act or trade as agent of the Target.

4.7	Outstanding Offers

No offer, tender, bid or proposal is outstanding which, if accepted, would result in the Target becoming a party to a Material Contract.

4.8	Powers of attorney and authority

(a)	No power of attorney given by the Target is in force.

(b)	There are not outstanding any authorities (express or implied) by which any person (other than a director of the Target) may enter into any contract or commitment to do anything on behalf of the Target.

4.9	Guarantees and indemnities

(a)	The Target has not entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party.

(b)	There are no Intra Group Guarantees nor has any other third party entered into or provided any guarantee or agreement for indemnity or for suretyship or performance bond or other security in respect of any debt, liability or obligation of the Target.

4.10	Insider contracts and arrangements

(a)	There is not now outstanding and there has not at any time during the 3 years prior to the date of this agreement been any contract or arrangement between the Target on the one hand and any Seller or any Associate of any of the Sellers on the other hand.

(b)	The Target does not depend upon the use of any assets owned by, or facilities or services provided by, any Seller or any Associate of any Seller.

(c)	There is no outstanding Intra Group Indebtedness.

(d)	There is not now outstanding any debt, liability or obligation of any member of the Target Group to any Seller or any Associate of any of the Sellers.

4.11	Defaults

(a)	The Target has not received any notice in writing from any counterparty that it is in default under any Material Contract.

(b)	No party to any Material Contract is in default under such Material Contract and, so far as the Warrantors are aware, there are no facts, matters or circumstances which are likely to give rise to any such default.

4.12	Validity of agreements

(a)	All agreements and licences to which the Target is a party constitute valid and binding obligations on the parties to such agreements which are enforceable in accordance with their respective terms.

(b)	Neither the Target nor any of the Warrantors has any knowledge of the invalidity of, or a ground for termination, rescission, avoidance or repudiation of any material agreement to which the Target is a party.

(c)	No party with whom the Target has entered into any Material Contract has given written or unwritten notice to terminate or rescind or so far as the Warrantors are aware, has sought to repudiate or disclaim any such Material Contract.

4.13	Principal suppliers

(a)	No supplier (including any person connected in any way with any such supplier) accounts for more than 10% of the aggregate value of all purchases made by the Target Group.

(b)	A list of the top ten suppliers of the Target Group by value of purchases made by the Target Group from such suppliers is attached to the Disclosure Letter.

(c)	During the 12 months preceding the date of this agreement, no such top ten supplier of the Target Group has ceased to deal with the Target Group or has indicated an intention to cease to deal with the Target Group, either in whole or in part.

(d)	The Warrantors have no knowledge, information or belief that any such top ten supplier of the Target Group will or may cease to deal with the Target Group or will substantially reduce its business with the Target Group as a result of the provisions of this agreement.

4.14	Principal customers

(a)	No customer (including any person connected in any way with any such customer) accounts for more than 10% of the aggregate value of all sales made by the Target Group.

(b)	A list of the top ten customers of the Target Group by value of sales made by the Target Group to such customers is attached to the Disclosure Letter.

(c)	A list of all Governmental Authorities who are or have in the last 3 (three) years been customers of the Target Group is attached to the Disclosure Letter.

(d)	During the 12 months preceding the date of this agreement, no such top ten customer of the Target Group has ceased to deal with the Target Group or has indicated an intention to cease to deal with the Target Group, either in whole or in part.

(e)	The Warrantors have no knowledge, information or belief that any such top ten significant customer of the Target Group will or may cease to deal with the Target Group or will substantially reduce its purchases from the Target Group as a result of the provisions of this agreement.

4.15	Business names

The Target Group do not use names for any purpose other than their full corporate names.

4.16	Licences

(a)	The Target has obtained all licences, permissions, authorisations and consents from any person, authority or body which are necessary for the distribution of content and the carrying on of its business in the places and in the manner in which such content distribution and business is now carried on.

(b)	A copy of each such licence, permission, authorisation or consent is attached to the Disclosure Letter.

(c)	All such licences, permissions, authorisations and consents are in full force and effect, are not limited in duration or subject to any unusual or onerous condition.

(d)	The Target is not in breach of any of the terms or conditions of any such licence, permission, authorisation or consent and, so far as the Warrantors are aware, there are no facts, matters or circumstances which might in any way prejudice the continuation or renewal of any such licence, permission, authorisation or consent.

(e)	No party is or will be entitled to terminate or revoke any such licence, permission, authorisation or consent as a result of the entry into or performance of this agreement or any of the transactions contemplated by this agreement.

4.17	Litigation

(a)	No member of the Target Group is involved in (nor has any member of the Target Group been involved in the last 2 years) in any legal or arbitration or administrative proceedings (whether as plaintiff or defendant or otherwise) and so far as the Warrantors are aware no such proceedings are pending or threatened and there are no facts, matters or circumstances which are likely to give rise to any such proceedings.

(b)	There is no unfulfilled or unsatisfied judgment or court order outstanding against the Target.

4.18	Investigations and disputes

(a)	No governmental or official investigation or inquiry concerning the Target or any of its directors or employees is in progress or pending and, so far as the Warrantors are aware, there are no facts, matters or circumstances which are likely to give rise to any such investigation or inquiry.

(b)	The Target has not received any written notice that any governmental or official investigation or inquiry concerning the Target or any of its directors or employees is in progress or pending.

4.19	Compliance with laws

(a)	The Target has conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

(b)	Without limiting the generality of the foregoing, Target has not (i) sold, transferred or diverted any item or technology to any person, firm or other entity listed in the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of Treasury’s list of Specially Designated Nationals listing any Blocked Persons in violation of applicable U.S. export control regulations, or any similar list or applicable regulation maintained by any other country having jurisdiction over the activities of Target, or (ii) sold, transferred or diverted any item or technology in violation of the Export Administration Regulations of the United States or any other applicable import/export laws, regulations, licences or government orders.

(c)	The Target does not currently conduct any business in or with, or involving distribution of products, technology to, or the receipt of income by the Target or its affiliates from, the nation of Iran or Iranian entities, including their affiliates, or Iranian persons; the nation of Cuba or Cuban entities or their affiliates, or Cuban persons; and the Target has disclosed to Buyer in the Disclosure Letter any such activity conducted within the preceding five (5) years.

(d)	The Target has all necessary authority under any applicable export control laws to conduct its business as currently conducted, including, but not limited to, all (i) necessary Governmental Approvals for any export transactions, (ii) necessary Governmental Approvals and clearances for the disclosure of information to foreign persons and (iii) necessary registrations with any Governmental Authority with authority to implement applicable export control laws, and (c) is in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the United States Internal Revenue Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons.

(e)	The Target has been and remains in compliance with the United Kingdom Bribery Act of 2010, as amended, and any rules or regulations thereunder (the “Bribery Act”) and, so far as the Warrantors are aware, the Target has been and remains in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder (the “FCPA”), and any other applicable anti-corruption laws or regulations in any jurisdiction in which the Target has engaged in any business activities.

(f)	Neither the Target, nor, so far as the Warrantors are aware, any affiliate, subsidiary, partner, joint venturer, distributor, reseller, sales agent or consultant of the Target, nor any director, officer, employee, representative, agent or other person acting for or on behalf of any of the foregoing, has directly or indirectly taken any action which would cause the Target to be in violation of (a) the Bribery Act, (b) the FCPA, or (c) any other applicable anti-corruption laws or regulations in any jurisdiction in which the Target has engaged in any business activities.

(g)	Neither the Target, nor, so far as the Warrantors are aware, any affiliate, subsidiary, partner, joint venturer, distributor, reseller, sales agent or consultant of the Target, nor any director, officer, employee, representative, agent or other person acting for or on behalf of any of the foregoing, has directly or indirectly made, given, offered or promised any contribution, gift, bribe, rebate, kickback, payment or other thing of value to any person, private or public, regardless of form, whether in money, property or services (i) to influence such person in the performance of such person’s duties, whether to act, to refrain from action, or to cause another to act or refrain from action; (ii) to obtain or attempt to obtain favourable treatment or otherwise to secure or retain business or other business advantage, or (iii) to reward such person for having provided or causing to be provided favourable treatment or otherwise previously securing or maintaining business or other business advantage.

4.20	Insolvency

(a)	The Target is not unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

(b)	No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Target nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Target and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Target.

(c)	No composition in satisfaction of the debts of the Target or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

(d)	No distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of the Target.

(e)	Neither of the Executives have at any time:

(i)	been the subject of a bankruptcy order; or

(ii)	had a bankruptcy petition filed against him; or

(iii)	entered into an individual voluntary arrangement, a deed of arrangement (pursuant to the Deeds of Arrangement Act 1914) or into any other composition or arrangement with his creditors in satisfaction of his debts; or

(iv)	had any distress, execution or other process levied or applied for in respect of the whole or any part of any of his property or assets.

4.21	Competition and Trade

(a)	Since 3 January 2008, the Target has not committed or omitted to do any act or thing which could give rise to any fine or penalty nor is the Target a party to any agreement, practice or arrangement which in whole or in part:

(i)	would or might result in an investigation by the Office of Fair Trading or the Competition Commission under the Enterprise Act 2002; or

(ii)	contravenes or is invalidated by the Competition Act 1998; or

(iii)	contravenes Articles 81 or 82 (formerly Articles 85 and 86 respectively) of the EC Treaty or any other provisions of the EC Treaty or which has been notified to the European Commission for a negative clearance or exemption; or

(iv)	contravenes any other anti-trust, anti-monopoly, anti-cartel legislation, fair trading, consumer protection or similar legislation or regulations in any other jurisdiction where the Target carries on business or has any assets.

(b)	So far as the Warrantors are aware, the Target is not, and has not been since 3 January 2008, the subject of any investigation by the Office of Fair Trading, the Competition Commission, the European Commission or any other anti-trust regulatory body nor has it contravened any undertakings given to any such body.

4.22	Data Protection

(a)	The Target has duly complied in all material respects with all relevant requirements of the Data Protection Act 1998 (the “DPA”) including, but not limited to, compliance with the following:

(i)	the data protection principles established in the DPA;

(ii)	requests from data subjects for access to data held by it; and

(iii)	the requirements relating to the notification of data controllers.

(b)	The Target has not received a notice or allegation from either the Information Commissioner or a data subject alleging non-compliance with the data protection principles.

(c)	No individual has claimed, nor, so far as the Warrantors are aware, will have the right to claim, compensation from the Target under the DPA for loss or unauthorised disclosure of data.

5	EMPLOYMENT

5.1	Employees and Terms of Employment

(a)	The Disclosure Letter sets out a list of all the directors of the Target and all employees of the Target together with particulars of the date of commencement of employment, period of continuous employment, job description or grade, age, salary and all material benefits provided and the applicable terms and conditions of employment of all such directors and employees of the Target. All such information is true, complete and accurate.

(b)	No employees of the Target are on secondment, maternity leave or absent on grounds of disability or other long term leave of absence.

(c)	No outstanding offer of employment has been made by the Target to any person nor has any person accepted an offer of employment made by the Target but who has not yet commenced such employment.

(d)	There are no contracts for services (including without limitation consultancy agreements and agreements with non-executive directors) between the Target and any person.

(e)	All subsisting contracts of service or contracts for services (including without limitation consultancy agreements and agreements with non-executive directors) to which the Target is a party are determinable at any time by the Target on 3 months’ notice or less without compensation.

(f)	No contracts of employment, contracts for services (including without limitation consultancy agreements and agreements with non-executive directors) with the Target contain liquidated damages clauses or other terms and conditions giving rise to any debt and/or compensation payable by the Target on the termination of any such contract, whether or not such termination is initiated by the individual, consultant or the Target.

(g)	No director or employee has given notice to the Target terminating his contract of employment or contract for services which is outstanding as at the date of this agreement.

5.2	Bonus and other schemes

(a)	The Target does not have in existence or participate in any share incentive scheme or share option scheme nor is it proposing to introduce or participate in any such scheme.

(b)	There are no schemes (whether contractual or discretionary) in operation by, or in relation to, the Target under which any director or employee of the Target or former director or employee is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of the Target or otherwise).

(c)	The Target has not registered a profit-related pay scheme under the provisions of the Income and Corporation Taxes Act 1988.

(d)	The Target is not bound nor accustomed to pay any monies (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any director or employee of the Target.

5.3	Changes in remuneration and terms and conditions

(a)	Since the Last Accounts Date or (where the relevant employment or holding of office commenced after such date) since the commencing date of the employment or holding of office no change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment, of any director or employee.

(b)	No agreement has been reached with any director, employee, trade union or other body representing employees that will or may on a future date result in an increase in any director’s or employee’s rate of remuneration or enhanced emoluments of employment or pension benefits.

(c)	No negotiations for any increase in the remuneration or emoluments of employment or pension benefits of any director or employee of the Target are current or (based on past practice) anticipated to take place within six months after the date of Completion.

5.4	Liabilities to employees and workers

(a)	The remuneration, holiday pay and other benefits (as applicable) of all employees, non-executive directors, consultants and workers have been paid in accordance with their contracts, legal requirements and to the extent due in the ordinary and normal course of business up to Completion.

(b)	No outstanding liability has been incurred by the Target for breach of any contract of employment, contract for services (including without limitation consultancy agreements and agreements with non-executive directors) and/or for holiday pay, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or in respect of any other liability arising out of the termination of any contract of employment, contract for services (including without limitation consultancy agreements and agreements with non-executive directors), nor are any such proceedings pending or threatened against the Target.

5.5	Compliance

(a)	All employees of the Target have received a written statement of particulars of employment as required by section 1 Employment Rights Act 1996 to the extent they are so entitled.

(b)	As at the date of Completion, each person employed, hired or engaged by the Target has valid and subsisting permission to live and work full time in the United Kingdom in the role in which they are employed, hired or engaged for the purposes of section 8 of the Asylum and Immigration Act 1996 or sections 15 and 21 of the Immigration, Asylum and Nationality Act 2006 and the Target has complied with its obligations under such legislation.

(c)	In relation to any contract of employment between the Target and any of its directors, all statutory requirements (including, without limitation, any provisions for enforcement of fair dealing by directors) have been fulfilled.

(d)	In relation to each of its employees and so far as relevant in relation to each of its former employees, the Target has complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of employment or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.

(e)	The Target has taken every reasonable step to ensure that records held in respect of its employees comply with the requirements of the Data Protection Act 1998 in respect of the United Kingdom and in respect of any other jurisdiction any laws relating to the use, control and dissemination of information and records relating to employees.

(f)	Since 3 January 2008, the Target has not been a party to any “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended) or failed to comply with any duty to inform and consult with appropriate representatives of any affected employees under Regulation 13 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended (or the equivalent provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981).

5.6	Employment Claims

(a)	There are no legal or other proceedings between the Target on the one hand and any director, employee, worker, consultant, independent contractor, third party or former director, employee, worker, consultant, independent contractor, third party on the other hand nor, so far as the Warrantors are aware, are any such proceedings pending or threatened.

(b)	So far as the Warrantors are aware, there are no facts, matters or circumstances which could give rise to any such proceedings.

5.7	Discrimination

(a)	In the 12 months preceding this agreement, there has been no recommendation made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to sex, race or disability discrimination.

(b)	There are no terms or conditions under which any director, employee, consultant, non-executive director or worker of the Target is employed/engaged nor, so far as the Warrantors are aware, has anything occurred or not occurred prior to Completion that may give rise to any claim for discrimination on the grounds of age, pregnancy, religion or belief, sexual orientation, sex, race, disability or equal pay either under domestic United Kingdom, European law or the laws of any other jurisdiction to the extent applicable whether by such director, employee, consultant, non-executive director or worker or a former director, employee, consultant, non-executive director or worker or a prospective director, employee, consultant, non-executive director or worker or otherwise.

5.8	Effect of sale

(a)	No director nor any employee of the Target has given or received notice terminating his employment or office, except as expressly contemplated in this agreement and no such director or employee will be entitled to give such notice as a result of the provisions of this agreement.

(b)	The Warrantors have no knowledge, information or belief that any director or employee of the Target will give notice terminating his employment as a result of the provisions of this agreement, except as expressly contemplated in this agreement.

(c)	No director or employee will be entitled by reason of the transactions contemplated by this agreement to any one-off payment, bonus or commission or to terminate his employment other than on normal contractual terms.

5.9	Redundancies

(a)	During the 12 months preceding the date of this agreement, the Target has not given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union under Chapter II of Part IV Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with any of its obligations under Chapter II of Part IV of such Act.

(b)	The Target has not given any notice of termination or dismissal or notice of redundancy to any of its employees which is outstanding as at the date of this agreement.

(c)	There are no severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of the Target to receive any payment on the termination of their employment (except for contractual notice pay).

5.10	Collective Agreements

The Target has not entered into any collective agreement or arrangement with nor does it recognise a trade union, works council, staff association or other body representing any of its employees nor has it done any act which might be construed as recognition.

5.11	Pensions

(a)	The Target Group does not have any pension schemes, any commitment to provide any pension schemes, nor is it under any obligation, liability or commitment to pay, provide or contribute towards any benefits under a pension scheme or other arrangement for any present or past officer or employee of the Target Group other than the Pension Schemes, which provide only benefits that are defined contribution in nature.

(b)	In relation to the Pension Schemes:

(i)	all contributions which are payable by the Target Group in respect of the Pension Schemes, and all contributions deducted from the employees’ remuneration as members of it, have been duly paid into those schemes;

(ii)	save as provided in the relevant contracts of employment, no undertakings or assurances have been given to any of the employees of the Target Group as to the continuance increase or improvement of any rights or entitlements in relation to pension, death, disability or retirement; and

(iii)	no claim has been made or litigation commenced against the Target Group in respect of the Pension Schemes and so far as the Warrantors are aware there are no circumstances which are likely to give rise to such claim or litigation.

(c)	In relation to the Life Assurance Scheme, all premiums payable have been duly paid and all benefits arising have been fully secured.

6	ASSETS

6.1	Ownership of assets

(a)	The Target is the legal and beneficial owner to all assets included in the Last Accounts or acquired by it since the Last Accounts Date (except for any current assets sold or realised in the ordinary and normal course of business since the Last Accounts Date). None of such assets is the subject of any Security Interest, equity, option, right of pre-emption or royalty.

(b)	No claim has been or, so far as the Warrantors are aware, will be made by any person to be entitled to any Security Interest on or over any of the assets, property or undertaking of the Target.

6.2	Assets sufficient for the business

The assets owned by the Target together with the services and facilities to which it has a contractual right comprise all the assets, services and facilities necessary for the carrying on of the business of the Target as now carried on.

6.3	Insurance

(a)	All assets of the Target of an insurable nature have at all times since 3 January 2008 and are as at the date of this agreement insured in amounts reasonably regarded as adequate (with no provision for deduction or excess) against fire and other risks.

(b)	The Target is now and has at all times since 3 January 2008 been adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), loss of profits and other risks.

(c)	All policies of insurance effected by or for the benefit of the Target are currently in full force and effect and, so far as the Warrantors are aware, nothing has been done or omitted to be done which could make any such policy of insurance void or voidable.

(d)	A schedule of insurance summarising the insurance effected by or for the benefit of the Target is attached to the Disclosure Letter. So far as the Warrantors are aware, none of such policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

(e)	No claim is outstanding, or so far as the Warrantors are aware may be made, under any such policies and, so far as the Warrantors are aware, no circumstances exist which are likely to give rise to such a claim.

6.4	Intellectual property rights

(a)	The Target Intellectual Property Rights comprise all the Intellectual Property necessary for the Target to operate its business as it is operated at the date of this agreement.

(b)	Without limitation to paragraph (a) above, the trade marks listed in Schedule 4 comprise all the registered and unregistered trade marks necessary for the Target to operate its business as it is operated at the date of this agreement.

(c)	All the Target Intellectual Property Rights are legally and beneficially owned by the Target, free from any Security Interests.

(d)	The Target is the sole registered proprietor (or, where relevant, applicant for registration) of all Registered Intellectual Property Rights.

(e)	All registrations of Registered Intellectual Property Rights have been properly maintained and are subsisting and have not been surrendered or are currently being prosecuted to grant.

(f)	All renewal and prosecution fees which have become due for payment (or will become due in the three month period following the date of this agreement) in respect of any Registered Intellectual Property Rights have been paid in time and in full.

(g)	The Domain Names are all the internet domain names owned or used by the Target. The Target is the sole registered proprietor of all the Domain Names.

(h)	None of the Registered Intellectual Property Rights or Domain Names are the subject of any pending or threatened proceedings for opposition, cancellation, revocation, rectification, licence of right or relating to title or any similar proceedings anywhere in the world. The Warrantors are not aware of any circumstances which might result in any such proceedings.

(i)	There is no fact or matter (including any act or omission of the Target or the Sellers) which might result in any registrations of Registered Intellectual Property Rights or Domain Names, either in whole or in part, being revoked, invalidated or rendered unenforceable or, in the case of applications for registration, which might prejudice the prospects of registration.

(j)	The Target is entitled to use under a licence all Third Party Intellectual Property Rights for all purposes necessary to conduct its business.

(k)	Details of all IP Licences are set out in the Disclosure Letter.

(l)	All IP Licences are valid and binding and are in full force and effect.

(m)	Each IP Licence which relates to registered Intellectual Property and which can be registered in respect of such Intellectual Property, has been duly registered with the proper authorities.

(n)	Nothing has been done or omitted to be done by the Sellers or the Target which would enable any IP Licence to be terminated or which in any way constitutes a material breach of any of the terms of any IP Licence.

(o)	So far as the Warrantors are aware no other party is in breach of any IP Licence.

(p)	No IP Licence is determinable by virtue of the Sellers having entered into this agreement.

(q)	Other than pursuant to the IP Licences, the Sellers and the Target have not granted and are not obliged to grant any licence, sub-licence, Security Interest or assignment in respect of any of the Target Intellectual Property Rights or the Third Party Intellectual Property Rights.

(r)	Whether in the carrying on of its business or otherwise, the Target does not infringe and, has not, at any time since 3 January 2008, infringed any Intellectual Property owned by any third party or breached any obligations of confidence owed to any third party.

(s)	So far as the Warrantors are aware, no third party has infringed the Target Intellectual Property Rights, breached any obligations of confidence owed to the Seller or misappropriated or misused any Confidential Business Information.

(t)	Neither the Sellers nor the Target nor any of their officers, employees or agents have made any threat in writing to bring proceedings for infringement of Intellectual Property which is actionable by virtue of applicable legislation.

6.5	Information technology

(a)	Details of the material parts of the Systems and all agreements or arrangements relating to the maintenance and support (including, without limitation, escrow agreements relating to the deposit of source codes), security, disaster recovery management and use of the Systems are contained in the Disclosure Letter.

(b)	The Target is entitled as owner, lessee or licensee to use each part of the Systems for all purposes necessary to carry on its business in the manner in which it is carried on at the date of this agreement and the business of the Target is not dependent on any information technology (including, without limitation, data storage and processing) facilities which are not under the exclusive ownership, operation or control of the Target.

(c)	There are no material defects relating to the Systems and the Systems have been and are being properly and regularly maintained.

(d)	The Systems have the capacity and performance necessary to fulfil the present requirements of the Target.

7	PROPERTIES

7.1	Properties

(a)	The Properties comprise all the land and buildings owned, occupied or otherwise used in connection with the business of the Target Group. The particulars of the Properties shown in Schedule 3 are true and correct.

(b)	The Target Group is in sole and undisputed occupation of the Properties.

(c)	The Properties are free from any mortgage, debenture, charge, rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Target Group or, so far as the Warrantors are aware, any other person.

(d)	The Properties are not subject to any outgoings other than business rates, water and sewerage charges, insurance premiums, rent and service charges and all outgoings have been duly paid to date and none is in dispute.

(e)	There are no rent reviews under the leases of the Properties held by the Target Group currently in progress.

7.2	Other involvement in relation to Properties

The Target Group has not since 3 January 2008:

(a)	had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Properties; or

(b)	given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property other than those disclosed to the Buyer in writing in relation to the Properties in respect of which any contingent or potential liability remains with the Target Group.

7.3	Disputes

(a)	There are no claims, disputes or outstanding orders or notices affecting the Properties (whether served by a landlord, local authority, local planning authority, an adjoining or neighbouring owner or other body or person) and, so far as the Warrantors are aware, none are anticipated.

(b)	The Target Group has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation.

7.4	Consents

(a)	So far as the Warrantors are aware, all necessary planning permissions and other statutory consents and approvals have been obtained and complied with in respect to the use of the Properties by the Target Group and any alterations and improvements to the Properties carried out by or on behalf of the Target Group.

(b)	So far as the Warrantors are aware, the documents of title include all licences, consents and approvals required from the landlords and any superior landlords under any lease of the Properties.

7.5	Condition of the Properties

(a)	The Properties are in a good state of repair and fit in all material respects for the purposes for which they are presently used.

(b)	The Target Group is not expecting to have to expend any substantial sum of money in respect of the Properties in the near future.

7.6	Environmental, Safety and Health Matters

(a)	The Target Group has obtained and maintains in full force and effect all ESH Permits and true and complete copies of these are contained in or annexed to the Disclosure Letter.

(b)	So far as the Warrantors are aware, the Target Group is operating in all material respects in compliance with ESH Law, ESH Permits and the requirements of the ESH Regulator.

(c)	All draft or final environmental or health and safety reports, audits, evaluations, assessments, studies or tests carried out by or on behalf of the Target Group are contained in or annexed to the Disclosure Letter.

(d)	So far as the Warrantors are aware, there has not been any omission, discharge, migration, percolation or escape of any Hazardous Substance into the Environment in breach of ESH Law at, on, under or from the Properties as a result of the activities of the Target Group undertaken thereon.

SCHEDULE 5

Completion Accounts

Part 1 – Accounting policies and preparation

1	For the purposes of this Schedule:

“Net Assets” means a sterling sum equal to the aggregate amount of the consolidated assets of the Target Group including cash less the aggregate amount of the consolidated liabilities of the Target Group, as derived from the Statement of Net Assets.

“Pro Forma Statement of Net Assets” means the pro forma Statement of Net Assets set out in Part 2 of this Schedule for illustrative purposes.

“Statement of Net Assets” means a statement of the consolidated Net Assets of the Target Group set out in the same manner as the Pro Forma Statement of Net Assets showing the Net Assets calculation at Completion, as derived from the Completion Accounts.

2	Within 2 months after the date of Completion, the Buyer shall prepare (or shall procure that the Buyer’s Accountants shall prepare) a draft of the Completion Accounts and a draft of the Statement of Net Assets and submit both for approval to the Warrantors. The Statement of Net Assets shall be prepared as at the date of Completion in the form of the Pro Forma Statement of Net Assets.

3	The Completion Accounts and the Statement of Net Assets shall be prepared as at the date of Completion:

(a)	using the same accounting principles, policies, bases, practices used in preparing the Last Accounts, but for the avoidance of doubt:

(i)	fixed assets shall be valued at nil;

(ii)	all intangible assets shall be valued at nil;

(iii)	all goodwill shall be valued at nil;

(iv)	all debts (save in respect of any agreed overdraft, agreed credit cards and agreed forward contracts) owing to Clydesdale Bank plc t/a Yorkshire Bank and owing to Oakley pursuant to any funding arrangements shall be valued at nil;

(v)	any employees PAYE or NI liability arising on the Target as a result of the exercise of the options is valued at nil to the extent that the Buyer pays the Option Tax Liability to the Target; and

(vi)	no account shall be taken of any Relief arising as a result of the exercise of any share option or the transfer of any Shares from the Trustees on or prior to Completion;

(b)	subject to paragraph (a) above and subject to the adjustments referred to in paragraph (b) above, in accordance with GAAP as at the date of Completion; and

(c)	having due regard to all matters set out or referred to in the Disclosure Letter insofar as the same discloses any liability (actual or contingent) which ought properly to be provided for in the Completion Accounts in accordance with GAAP.

For the avoidance of doubt, in this Schedule 5, paragraph 3(a) shall take precedence over paragraph 3(b), paragraph 3(b) shall take precedence over paragraph 3(c).

4	Within 20 Business Days of the receipt by the Warrantors of the draft Completion Accounts and the draft Statement of Net Assets, the Warrantors (acting unanimously or not at all) shall inform the Buyer in writing whether or not they accept the draft Completion Accounts and the draft Statement of Net Assets and, if not, shall specify in writing the amount and nature of any item which they do not accept.

5	If the Warrantors (acting unanimously or not at all) confirm in writing that they accept the draft Completion Accounts and the draft Statement of Net Assets, or if they fail to inform the Buyer within 20 Business Days of receipt whether or not they accept the draft Completion Accounts and the draft Statement of Net Assets, such drafts shall be the Completion Accounts and Statement of Net Assets for the purposes of this Schedule.

6	If the Warrantors (acting unanimously or not at all) inform the Buyer, in accordance with paragraph 4, that they do not accept the draft Completion Accounts and the draft Statement of Net Assets, the Warrantors and the Buyer shall hold discussions in good faith with a view to agreeing any particular item in relation to the Completion Accounts or the Statement of Net Assets the amount and nature of which has been specified by the Warrantors in accordance with paragraph 4. If such agreement is reached and is confirmed in writing by the parties, it shall be final and binding on the parties, but without prejudice to the Buyer’s right to claim under the Warranties, Schedule 6 or otherwise in respect of any matter.

7	Any dispute about the draft Completion Accounts and the draft Statement of Net Assets which remains unresolved 30 Business Days after receipt by the Warrantors of the draft Completion Accounts and the draft Statement of Net Assets shall, at the request of either the Buyer or the Warrantors (acting unanimously or not at all), be referred for final determination to an independent firm of chartered accountants nominated jointly by the Buyer and the Warrantors (acting unanimously or not at all) or, failing such nomination within 10 Business Days after a request by either the Buyer or the Warrantors, such firm shall be nominated at the request of either the Buyer or the Warrantors (acting unanimously or not at all) by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such independent firm shall act as experts and not as arbitrators and (in the absence of manifest error) its decisions (both as to the manner in which its determination is to be made and as to the subject matter of its determination) shall be final and binding on the parties, but without prejudice to the Buyer’s right to claim under the Warranties, Schedule 6 or otherwise in respect of any matter.

8	All costs incurred by the Warrantors in reviewing and agreeing the Completion Accounts and the Statement of Net Assets shall be borne by the Warrantors and all such costs incurred by the Buyer shall be borne by the Buyer. The fees of such independent firm shall be payable by the Buyer and the Warrantors in such proportions as such independent firm determines (or failing such determination equally by the Warrantors on the one hand and the Buyer on the other hand).

9	Each party will co-operate fully with the others and, if applicable, with the independent firm appointed under paragraph 7 (including giving all reasonable access to records, information, and to personnel) with a view to enabling the draft Completion Accounts and the draft Statement of Net Assets to be prepared and subsequently discussed and, if applicable, with a view to enabling any such independent firm to make any determination required by paragraph 7, and in particular the Buyer shall procure that the Target Group shall permit the Warrantors and their advisers (and, if applicable, such independent firm) to have reasonable access to, and (where reasonable) at their own cost to take copies of any records or information belonging to the Target Group which the Warrantors may reasonably require for the purpose of reviewing the draft Completion Accounts and the draft Statement of Net Assets.

10	Within 5 Business Days of the agreement or determination of the Completion Accounts and the Statement of Net Assets pursuant to this Schedule:

(a)	if the Net Assets exceed (i.e. is more positive, or less negative than) minus £237,000, the full amount of any such excess shall be paid by the Buyer to the Warrantors in cash who shall be entitled to receive, and the Buyer shall pay, such amount in the proportions set opposite their respective names in column 4 of the table set out in Part 1 of Schedule 1; or

(b)	if the Net Assets are less than (i.e. is more negative than) minus £237,000, the full amount of any such shortfall shall be paid by the Warrantors (in the proportions set opposite their respective names in column 4 of the table set out in Part 1 of Schedule 1) to the Buyer from the funds standing to the credit of the Escrow Account (in so far as there are sufficient funds standing to the credit of the Escrow Account).

11	All sums payable under this Schedule 5 will be paid in cash by electronic funds transfer to the relevant recipient’s nominated bank account (or in the absence of the particulars necessary to allow payment by that method) by way of banker’s draft.

12	The liability of the Warrantors to the Buyer to make any repayment due under paragraph 10 shall be several.

SCHEDULE 6

Tax

Part 1 – Definitions and Interpretation

1	DEFINITIONS

In this Schedule the following words and expressions (except where the context otherwise requires) have the following meanings:

“Actual Tax Liability” means any liability of the Target to make a payment of or in respect of Tax whether or not presently payable, whether satisfied or unsatisfied at Completion, whether or not the same is primarily payable by the Target or the Buyer and whether or not the Target or the Buyer has, or may have, any right of reimbursement against any other person or persons;

“Buyer’s Relief” means:

(a)	any Relief arising to the Buyer or any member of the Buyer’s Group;

(b)	any Relief arising as a consequence of, or by reference to, an Event occurring (or deemed to have occurred) or income earned after Completion; and

(c)	any Relief the availability of which was taken into account as an asset in the Completion Accounts.

“CAA” means the Capital Allowances Act 2001.

“Claim for Tax” includes any assessment, notice, demand, letter or other document issued by or action taken by or on behalf of any person, authority or body from which it appears that the Warrantors are or may be liable under this Schedule or for a breach of the Tax Warranties.

“CTA 2009” means the Corporation Tax Act 2009.

“CTA 2010” means the Corporation Tax Act 2010.

“CTIP” means the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175).

“EBT” means the Headland Media Limited Employee Benefit Trust established on 21 May 2008.

“Effective Tax Liability” has the meaning given to it in paragraph 2.2 of Part 1 of this Schedule.

“Event” includes any transaction, arrangement, act, failure or omission (including the execution and performance of this agreement), Completion, and any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the expiry of any time period, membership of or ceasing to be a member of any group or partnership or any change in the residence of any person for Tax purposes.

“ITA” means the Income Tax Act 2007.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“ITTOIA” means the Income Tax (Trading and Other Income) Act 2005.

“Non-availability” means loss, reduction, modification, cancellation, non-availability or non-existence.

“PAYE” means the mechanism prescribed by the Tax Statutes for the collection of tax and sums to which Part 11 ITEPA (pay as you earn) and regulations made or deemed to be made thereunder apply and Class 1 and Class 1A contributions referred to in section 1(2) Social Security Contributions and Benefits Act 1992 (outline of contributory system).

“Relevant Company” means the Warrantor and any company (other than the Target) which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as the Warrantor or otherwise associated with the Warrantor.

“Relief” includes any loss, allowance, credit, relief, deduction, exemption or set-off from or against or in respect of Tax or any right to a repayment of Tax.

“Saving” has the meaning given to it in paragraph 10.1(a) of Part 4 of this Schedule.

“Tax” means all forms of tax, charge, duty (except stamp duty), impost, withholding, deduction, rate, levy and governmental charge (whether national or local) in the nature of tax whatsoever and whenever created, enacted or imposed, and whether of the United Kingdom or elsewhere, and any amount whatever payable to any Tax Authority or any other person as a result of any enactment relating to tax (but for the avoidance of doubt excludes water rates and business property rates), together with all related penalties or interest, costs, charges and surcharges.

“Tax Authority” means any statutory or governmental authority or body (whether in the United Kingdom or elsewhere) involved in the collection or administration of Tax including HM Revenue and Customs.

“Tax Covenant” means the covenant set out in Part 3 of this Schedule.

“Tax Liability” means an Actual Tax Liability or an Effective Tax Liability.

“Tax Statutes” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax.

“Tax Warranties” means the warranties set out in Part 2 of this Schedule.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“TIOPA” means the Taxation (International and Other Provisions) Act 2010.

“TMA” means the Taxes Management Act 1970.

“VAT” means value added tax within the meaning of the VATA.

“VATA” means the Value Added Tax Act 1994.

“Warrantor’s Relief” means any Relief other than a Buyer’s Relief.

2	INTERPRETATION

2.1	In this Schedule “the Target” includes, in addition to the Target, every Subsidiary of the Target to the intent and effect that the provisions of this Schedule shall apply to and be given in respect of each Subsidiary as well as the Target.

2.2	In this Schedule “Effective Tax Liability” means the following:

(a)	the Non-availability in whole or in part of any Relief which has been taken into account as an asset in the Completion Accounts;

(b)	the utilisation or set-off of any Buyer’s Relief against any Tax or against income, profits or gains in circumstances where but for such utilisation or set-off an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to the Buyer under this Schedule.

2.3	The value of an Effective Tax Liability is as follows:

(a)	where the Effective Tax Liability involves the Non-availability of any Relief:

(i)	if the Relief is a right to repayment of Tax, the amount of the repayment which is not available; and

(ii)	in any other case, the amount of Tax which would not have been payable but for the Non-availability of the Relief on the assumption that the Target would have been able to fully utilise that Relief in the accounting period during which Completion falls; and

(b)	where the Effective Tax Liability involves the utilisation or set-off of a Buyer’s Relief the amount of Tax saved by such utilisation or set-off.

2.4	Reference in this Schedule to the result of any Event on or before Completion excludes the combined result of any two or more Events the first or some or part of which took place on or before Completion.

2.5	Reference in this Schedule to income, profits or gains earned, accrued or received on or before Completion includes income, profits or gains which are deemed to be or are treated or regarded as earned, accrued or received on or before Completion for any Tax purpose.

2.6	Without limiting the generality of the expression, reference in this Schedule to anything “in the ordinary course of business” does not include:

(a)	an Event which results in the Target becoming liable for Tax for which it is not primarily liable;

(b)	the acquisition, disposal or supply or deemed acquisition, disposal or supply of any asset, goods, service or facility (including a loan of money or the letting, hiring or licensing of tangible or intangible property) in a transaction which is not entered into at arm’s length;

(c)	the making of a distribution or deemed distribution for Tax purposes;

(d)	the creation, cancellation or reorganisation of any share or loan capital or any company becoming or ceasing to be a member of a group of companies for any Tax purpose;

(e)	the failure by the Target to deduct, charge, recover or account for Tax;

(f)	the acquisition or disposal (including any deemed disposal) of a capital asset;

(g)	an Event giving rise to a liability or potential liability under Part 15 CTA 2010 or Part 13 ITA (tax avoidance), section 29 or section 36 TMA or schedule 9A VATA (anti-avoidance provisions: groups);

(h)	a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the deferral, reduction or avoidance of a liability to Tax; and

(i)	any Event which gives rise to any interest, fine, penalty, charge or surcharge in connection with Tax.

2.7	To the extent that payment of the Option Tax Liability by the Target gives rise to a Relief (which has resulted in a reduction or elimination of a liability of the Target to make an actual payment of Tax), such Relief is a Saving for the purposes of paragraph 10 of Part 4 of Schedule 6 of this agreement.

Part 2 – Tax Warranties

1	ADMINISTRATION

1.1	The Last Accounts reserve or provide in full for all Tax or other sums imposed, charged, assessed, levied or payable under the Tax Statutes for which the Target was at the Last Accounts Date liable or able to be made liable. Proper provision has been made and shown in the Last Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.2	The Target has duly and punctually paid all Tax which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the six years prior to the date of this agreement been liable) to pay any penalty, fine, surcharge or interest in connection with any Tax and there is no Tax the payment of which has been postponed by agreement with the relevant Tax Authority, or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

1.3	All payments by the Target to any person which ought to have been made under deduction or withholding of Tax have been so made and the Target has, if required by law to do so, accounted to the relevant Tax Authority for the Tax so deducted or withheld.

1.4	All computations and returns which should have been made by the Target for any Tax purpose have been made, were and remain correct and complete in all respects, were made on a proper basis and leave no material matter unresolved and are not nor are likely to be the subject of any dispute with any Tax Authority.

1.5	All statements and disclosures made to any Tax Authority in connection with the Tax Statutes were when made and remain complete and accurate in all material respects.

1.6	The Target has maintained and has in its possession and under its control all records and documentation which it is required by any of the Tax Statutes to maintain and so far as the Warrantors are aware the Target has complete and accurate books and records and/or information to enable it to calculate its future liability to Tax upon the disposal of any asset owned by the Target at the date of this agreement.

1.7	No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Target’s affairs.

1.8	The Target is not involved in any dispute with any Tax Authority and the Target has not been and is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority.

2	CORPORATION TAX – INSTALMENT PAYMENTS

2.1	The Target is a “large company” as defined by regulation 3 CTIP.

2.2	All such payments or repayments which were required to be made or which have been claimed pursuant to the CTIP since the Last Accounts Date have been duly made or received and the computation of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Target at the time when such payment was required to be made or (as the case may be) at the time when such claim for repayment was submitted to HM Revenue and Customs.

2.3	No action has been taken by the Target such that the provisions of regulation 14 CTIP (anti avoidance provision) could have effect in respect of the Target at any time.

3	CORPORATION TAX – PROFIT AND LOSSES

3.1	Since the Last Accounts Date:

(a)	no Event has occurred which has given or may give rise to any liability to Tax (or would or may have given rise to a liability to Tax but for the availability of a Relief) other than corporation tax on trading profits of the Target (and not chargeable gain, balancing charges or deemed income or profits) arising from transactions entered into in the ordinary course of business of the Target as carried on at the Last Accounts Date; and

(b)	no expense has been incurred and the Target is under no obligation to incur any expenditure which is not deductible by the Target in computing its taxable profits for corporation tax purposes for its current accounting period.

3.2	All losses of the Target are trading losses and are available to be carried forward and set off against income from the same trade in succeeding periods and are agreed with HM Revenue and Customs.

4	CORPORATION TAX – DISTRIBUTIONS

4.1	The Target has paid and properly accounted for all ACT due in respect of any distribution or deemed distribution made on or before 5 April 1999 and had no surplus ACT as at 5 April 1999.

4.2	The Target has not:

(a)	been concerned with or in any distribution for the purposes of Part 23 Chapter 5 CTA 2010 (demergers);

(b)	at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its share capital or any class thereof or issued any share capital as paid up otherwise than by the receipt of new consideration (as defined in section 1115 CTA 2010); or

(c)	issued any security now outstanding in such circumstances or which is of such a character that the interest payable in respect thereof falls to be treated as a distribution under section 209 Taxes Act (matters to be treated as distributions).

4.3	Since the Last Accounts Date no dividend has been declared or paid and no distribution or deemed distribution for Tax purposes has been made or declared or agreed to be made by the Target.

5	CORPORATION TAX – LOAN RELATIONSHIPS

5.1	The Target has at all times when required applied an amortised cost basis of accounting (as that term is defined in section 313 CTA 2009) in respect of all loan relationships (as that term is defined in section 302 CTA 2009) to which it is a party.

5.2	The Target has not entered into any transaction to which section 444 (1) CTA 2009 applies.

5.3	The Target has not been, and is not entitled to be, released from any liability which arises under a debtor relationship of that Target.

5.4	The Target has not entered into any transaction to which section 82 Finance Act 2005 applies.

6	CAPITAL ALLOWANCES

6.1	No balancing charge under the CAA would be made on the Target on the disposal of any asset, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Last Accounts for each of the assets.

6.2	The Target has not:

(a)	incurred any capital expenditure on the provision of machinery or plant for leasing;

(b)	made and could not be treated as having made an election under section 83 CAA (meaning of “short-life asset”);

(c)	made any election under section 183 CAA (incoming lessee where lessor entitled to allowances); or

(d)	made or agreed to make any election under section 198 (election to apportion sale price on sale of qualifying interest) or section 199 (election to apportion capital sum by lessee on grant of lease) CAA.

6.3	The Target does not own any asset which is, or is capable of being, a long-life asset as defined in section 91 CAA (meaning of “long-life asset”).

6.4	No capital allowances have been claimed by the Target which are liable to be reduced or withdrawn by virtue of sections 109 (writing-down allowances at 10%), 110 (cases where allowances are prohibited) or 307 (building not industrial building when first used) CAA.

6.5	The Target has not since the Last Accounts Date done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or a withdrawal of first year allowances under any provision of the CAA or recovery of excess relief under sections 111 (excess allowances: standard recovery mechanism) or section 112 (excess allowances: connected persons) or section 113 (excess allowances: special provisions for ships) CAA.

6.6	The Disclosure Letter contains full details of all expenditure incurred since the Last Accounts Date or to be incurred under any subsisting commitment in respect of which allowances can be claimed under part 2 (plant and machinery allowances) and part 3 (industrial building allowances) CAA.

7	CHARGEABLE GAINS

7.1	If each of the capital assets of the Target were to be disposed of for a consideration equal to the book value of the asset in, or adopted for the purpose of, the Last Accounts, (or, in respect of any asset acquired after the Last Accounts Date, for a value equal to the actual consideration given for its acquisition) no chargeable profit or gain would arise and for this purpose there shall be disregarded any relief and allowances available other than amounts falling to be deducted under section 38 TCGA (expenditure: general).

7.2	Since the Last Accounts Date there has not been any transaction in respect of which the Target is or may become liable to Tax under the corporation tax provisions relating to capital gains.

7.3	There has not accrued any gain in respect of which the Target is or may be liable to corporation tax by virtue of the provisions of section 13 TCGA (non-resident company).

7.4	The Target has not disposed of or acquired any asset in circumstances falling within section 17 TCGA (disposals and acquisitions treated as made at market value) and is not entitled to any capital loss to which section 18(3) TCGA (transactions between connected persons) may apply.

8	CLOSE COMPANIES

8.1	The Target is a close company as defined in section 439 CTA 2010 (close companies) but has never been a close investment-holding company as defined in section 34 CTA 2010 (close investment-holding companies).

8.2	No distributions within section 1064 CTA 2010 (additional matters to be treated as distributions) or transfers of value within section 94 Inheritance Tax Act 1984 (charge on participators) have been made by the Target.

8.3	No loan or advance within section 455 CTA 2010 (loans to participators etc.) has been made or agreed to be made by the Target and the Target has not since the Last Accounts Date released or written off, and there is no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

9	GROUPS

9.1	The Target has not:

(a)	made any intra-group transfers of assets in circumstances such that the Target could be regarded as realising a chargeable gain on the appropriation of the asset to or from trading stock under section 173 TCGA (transfers within a group: trading stock);

(b)	incurred any liability or contingent liability under section 191 TCGA (tax on non-resident company recoverable from another member of group or from a controlling director); or

(c)	entered into or become subject to any arrangement under section 36 Finance Act 1998 (arrangements with respect to payment of corporation tax) for the payment of corporation tax.

9.2	In respect of every surrender or claim for group or consortium relief pursuant to Part 5 CTA 2010 (group and consortium relief provisions) made or received or agreed to be made or received by the Target in the six years ending on Completion no payment remains due or outstanding and relevant claims, elections and surrenders will be allowed in full and no further action is required of the Target.

10	INHERITANCE TAX

10.1	The Target has not entered into any transaction which has or may give rise to a direct or indirect charge to inheritance tax.

10.2	None of the assets or shares of the Target are subject to an HM Revenue and Customs charge within section 237 Inheritance Tax Act 1984 (charge for unpaid tax) and no person has or may have the power under section 212 Inheritance Tax Act 1984 (powers to raise tax) to sell any of the assets or shares of the Target.

10.3	The Target is not entitled to an interest in possession in settled property.

11	STAMP DUTY ETC.

11.1	All instruments (other than those which have ceased to have any legal effect) to which the Target is a party or in the enforcement of which the Target is interested and which, whether in the United Kingdom or elsewhere, either attract stamp duty or are required to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

11.2	The Target has duly paid all stamp duty reserve tax for which it has at any time been liable.

11.3	The Target has duly paid all stamp duty land tax for which it has at any time been liable.

12	VALUE ADDED TAX

12.1	Each member of the Target Group is treated as a member of a group of companies for the purposes of section 43 VATA (groups of companies) (the “VAT Group”) of which the representative member is the Target (the “Representative Member”) and no company which is not a member of the Target Group is a member of the VAT Group nor has any such company been a member of the VAT Group within the last six years.

12.2	The Representative Member has made, given, obtained and kept full, complete, correct and up to date records, invoices and other documents appropriate or required for the purposes of the VATA and is not in arrears with any payments or returns due and has not been required by HM Revenue and Customs to give security under paragraph 4 schedule 11 VATA (power to require security and production of evidence).

12.3	All VAT due and payable to HM Revenue and Customs has been declared and paid in full.

12.4	The Representative Member has never been in default in respect of any prescribed accounting period as mentioned in section 59(1) VATA (default surcharge).

12.5	No member of the Target Group has, within the six years ending at Completion, been registered for the purposes of VATA other than as part of the VAT Group.

12.6	Full details of any claim for bad debt relief under section 36 VATA (bad debts) made by the Representative Member have been disclosed in writing to the Buyer.

12.7	No member of the Target Group has exercised an option to tax which applies to any land pursuant to paragraph 2 of Schedule 10 of the VAT Act nor has made a real estate election in relation to any land pursuant to paragraph 21 of Schedule 10 of the VAT Act.

12.8	No member of the Target Group has ever made any supplies which are exempt from VAT of such proportion that it is unable to claim credit for all input tax paid or suffered by it.

13	CUSTOMS DUTIES

13.1	The Target has no arrangement or authorisation in place under the Council Regulation EEC Number 2913/92 or Community Customs Code and Commissions Regulation EEC Number 2454/93 in relation to any relief from customs duty.

13.2	The Target does not hold any authorisation from HM Revenue and Customs to import goods upon which the customs duty has not been paid at importation or upon which there may be a clawback of duty paid.

14	INDIRECT TAX

The Target is not, nor has it ever been, a registerable person for the purposes of any Tax (other than VAT) administered by HM Revenue and Customs (or any equivalent Tax Authority outside the United Kingdom responsible for the administration of indirect Tax).

15	OVERSEAS ELEMENTS

15.1	The Target has never been resident or treated for the purposes of any double Tax arrangements having effect by virtue of section 2 TIOPA (relief by arrangement with other countries) as being resident for Tax purposes in a territory outside the United Kingdom nor does it carry on any trading activities outside the United Kingdom.

15.2	The Target is not a member of an overseas partnership.

15.3	The Target is not liable to register with any Tax Authority outside its jurisdiction of incorporation for the purposes of paying or administering any Tax.

15.4	The Target has not entered into any unlawful transaction under section 765 Taxes Act (migration of companies) nor reportable event within schedule 17 Finance Act 2009 (international movement of capital).

15.5	The Target has never had nor at Completion will it have any liability to pay any Tax to a Tax Authority outside its jurisdiction of incorporation.

15.6	The Target has made all appropriate claims for relief under double tax relief conventions, orders or other arrangements and has obtained full double tax relief for all income from outside the United Kingdom.

15.7	The Target is not a dual resident investing company as defined in section 109 CTA 2010 (limitation of group relief in relation to certain dual resident companies).

15.8	The Target has not at any time made a claim under section 1275 CTA 2009 (claim for relief for unremittable income).

15.9	The Target does not have and has never had an interest in a controlled foreign company within the meaning of section 747 Taxes Act (imputation of chargeable profits and creditable tax of foreign controlled companies).

15.10	The Target has not received foreign loan interest on which double tax relief shall or may be restricted under section 37 TIOPA (interest on certain overseas loans).

15.11	For the purposes of Part 8 TIOPA the Target does not have and never has had an interest in an offshore fund which is or has at any time been a non-qualifying offshore fund.

15.12	The Target has not transferred a trade carried on by it outside the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under section 140 TCGA (postponement of charge on transfer of assets to non-resident company).

15.13	The Target has not been a party to any transaction to which sections 140A to 140D inclusive TCGA apply (transfer of UK or non-UK trades and anti-avoidance).

15.14	The Target has not been a party to any election made under section 187(1)(b) TCGA (postponement of charge on deemed disposal under section 185 or section 186 TCGA).

15.15	No company over which the Target has or had control or which is or was a member of the same group of companies as the Target has ceased to be resident in the United Kingdom.

15.16	The Target has not been part of any scheme or arrangement to which section 82 TIOPA could apply.

16	ANTI AVOIDANCE

16.1	The Target has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding or deferring any liability to Tax.

16.2	The Target has never entered into or been party to or otherwise been concerned with any Event as a result of which any provision of Part 15 CTA 2010 or Part 13 ITA applied, applies or may apply.

16.3	The Target has not been a party to, or acted as a promoter of, any notifiable arrangements or notifiable proposals within the meaning of section 306 Finance Act 2004.

16.4	In respect of every transaction or series of transactions under which the Target is an affected person within the meaning of Part 4 TIOPA and in respect of which those provisions permit HM Revenue and Customs to make adjustments to provisions made:

(a)	Provision between the Target and other affected persons is not susceptible to adjustment by HM Revenue and Customs; and

(b)	The Target has prepared and retained all such documentation as is necessary or reasonable to identify the terms of the transactions and the methodology used in arriving at arm’s length terms for such transactions.

16.5	The Target is not party to any transaction or series of transactions which it has accounted for in such a way that the provisions of section 996 CTA 2010 could apply in relation to that transaction or transactions.

16.6	The Target is not a party to any lease to which the provisions of sections 228A to 228G Capital Allowances Act 2001 could apply.

16.7	The Target has not been a party to any designated scheme or notifiable scheme within the meaning of Schedule 11A VATA 1994.

17	INTELLECTUAL PROPERTY

17.1	The Target has not sold or agreed to sell any patent rights for a capital sum which would be chargeable as income pursuant to section 912 CTA 2009 (charge to tax from sales of patent rights).

17.2	Since the Last Accounts Date the Target has not acquired or disposed of or agreed to acquire or dispose of know-how (whether or not together with a trade or part of a trade) in connection with which Part 3 Chapter 13 CTA 2009 (disposal and acquisition of know-how) apply or may apply.

18	TAXATION OF EMPLOYEES AND AGENTS

18.1	The Target has properly operated the PAYE system, making such deductions and payments of tax as required by law from all payments to or treated as made to employees, ex-employees, officers and ex-officers of the Target and punctually accounted to HM Revenue and Customs for all such tax and all returns required pursuant to section 684 ITEPA and regulations made thereunder have been punctually made and are accurate and complete in all respects.

18.2	The Disclosure Letter contains full details of PAYE settlement agreements entered into and all dispensations obtained by the Target and all details of any visit from the Audit Office of HM Revenue and Customs within the last six years including full details of any settlement made pursuant thereto.

18.3	The Target has not made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of the Target which is not allowable as a deduction in calculating the profits of the Target for taxation purposes.

18.4	The Target has not provided, or agreed to provide, to any officer or employee or ex-officer or ex-employee of the Target:

(a)	any shares or interest in shares for the purposes of section 447(1) ITEPA in the circumstances described in that sub-section;

(b)	any interest in shares on terms that make that interest only conditional for the purposes of section 422 ITEPA;

(c)	any convertible shares for the purposes of section 435 ITEPA;

(d)	any right to acquire shares for the purposes of section 471 ITEPA; or

(e)	any other benefit in respect of which the Target will or would, if the prescribed circumstances arise, be required on or after Completion to operate PAYE or pay or account for any national insurance contributions.

18.5	The Target has complied with section 421J ITEPA.

18.6	The Target has not made any payment to which section 225 and 226 ITEPA apply.

18.7	Any payment made to or for the direct or indirect benefit of any person who is or might be regarded by any taxation authority as an employee of the Target is made to such person direct and is not made to any company or other entity associated with that person.

18.8	The Target has paid all national insurance contributions for which it is liable and has kept proper books and records relating to the same and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

Part 3 – Tax Covenant

1	COVENANT

1.1	Subject as provided in this Schedule the Warrantors jointly and severally covenant with and undertake to the Buyer to pay to the Buyer an amount equal to:

(a)	any Actual Tax Liability which arises directly or indirectly, and whether before, on or after Completion, by reference to an Event occurring (or deemed to occur for the purposes of any Tax) or income profits or gains earned, accrued or received on or before Completion; and

(b)	the value of any Effective Tax Liability; and

(c)	any Tax Liability in respect of inheritance tax which:

(i)	is at Completion in the form of a charge on, or gives rise to a power to sell, mortgage or charge, any assets of the Target or the Shares; or

(ii)	after Completion takes the form of a charge on, or gives rise to a power to sell, mortgage or charge, any assets of the Target or the Shares as a result of the death of any person after Completion which would, if the death had occurred immediately before Completion and the inheritance tax payable as a result had not been paid, have existed at Completion; or

(iii)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Target; and

(d)	any stamp duty (together with interest and penalties) arising in relation to any instrument entered into before Completion (other than an instrument which has ceased to have any legal effect) to which the Target is a party or in the enforcement of which the Target is interested; and

(e)	any Tax liability arising to the Target as a result of the application of section 710 or 713 CTA 2010, or any other secondary liability arising to the Target as a result of the failure of the Sellers to pay any Tax due to be paid at any time.

(f)	any Tax Liability relating to the EBT (whether arising before on or after Completion) including any liability arising as a direct or indirect result of:-

(i)	any contribution, payment or loan made to the EBT by the Target; or

(ii)	any payment, award, loan, distribution or otherwise to any employee or director of the Group; or

(iii)	the acquisition holding or disposal of any shares in the Target; or

(iv)	any liability under Part 7A ITEPA 2003.

(g)	any reasonable costs or expenses properly incurred by the Buyer or the Target in connection with or in consequence of any of the matters referred to at paragraphs 1.1(a) to 1.1(c) or in connection with any Claim for Tax or in successfully taking or defending any action under this Schedule.

Part 4 – Limitations and Procedure

1	LIMITATIONS

1.1	The Warrantors shall not be liable in respect of any Tax Liability or any claim under the Tax Warranties to the extent that:

(a)	specific provision, reserve or allowance was made for such Tax Liability in the Completion Accounts or to the extent that payment or discharge of such Tax Liability has been taken into account in the Completion Accounts but only to the extent that the specific provision, reserve or allowance relates to the period before Completion;

(b)	such Tax Liability would not have arisen but for any act of the Target carried out after Completion which the Target knew would give rise to such liability but excluding any act:

(i)	carried out pursuant to a legally binding obligation of the Target incurred prior to Completion;

(ii)	pursuant to an obligation imposed by any law, regulation or requirement having the force of law;

(iii)	taking place with the written approval of the Warrantors or pursuant to this agreement or any document executed pursuant to this agreement;

(iv)	occurring in the ordinary course of business of the Target as carried on at Completion; or

(v)	consisting of the lodging of a document executed prior to Completion for stamping with the Stamp Taxes Office of HM Revenue and Customs (or other equivalent Tax Authority outside the United Kingdom) or the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom;

(c)	such Tax Liability arises or is increased or any provision or reserve in respect of the Tax Liability in the Completion Accounts is insufficient as a result of the imposition of any Tax or any increase in rates of Tax made after Completion with retrospective effect or of any change in law or in the published practice or concession of any Tax Authority in each case occurring after Completion with retrospective effect;

(d)	such Tax Liability arises or is increased or any provision or reserve in respect of the Tax Liability in the Completion Accounts is insufficient as a result of any change after Completion in the bases, methods or policies of accounting of the Target save where such change is made to comply with generally accepted accounting practice, the published practice of any Tax Authority or the law or rule of any regulating authority or body in force at Completion;

(e)	such Tax Liability would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done, after Completion (other than one, the making, the giving or doing of which was taken into account in computing any provision for Tax in the Completion Accounts) under, or in connection with the provisions of any enactment or regulation relating to Tax by the Target or any member of the Buyer’s Group;

(f)	such Tax Liability would not have arisen but for the failure or omission by the Target or any member of the Buyer’s Group to make any claim, election, surrender or disclaimer or give any notice, or consent or do any other thing under or in connection with, the provision of any enactment or regulation relating to Tax at Completion where the making, giving or doing of which was taken into account in computing any provision in the Completion Accounts;

(g)	such Tax Liability would not have arisen or would have been reduced or eliminated but for any act, omission, transaction or arrangement whatsoever carried out at the written request or with the written approval of the Buyer or any member of the Buyer’s Group prior to Completion;

(h)	any Warrantor’s Relief is available to the Target to set against or otherwise mitigate the Tax Liability;

(i)	such Tax Liability arises or is increased or any provision or reserve in respect thereof as is mentioned in sub-paragraph 1.1(a) above is insufficient as a consequence of any failure or delay by the Buyer or the Target in complying with the provisions of paragraph 3 (conduct of claims) or paragraph 9 (administration) of Part 4 of this Schedule;

(j)	the income, profits or gains in respect of which the Tax Liability arises were actually earned, accrued or received by the Target prior to Completion but were not reflected in the Completion Accounts;

(k)	the Tax Liability would not have arisen but for a cessation or any change in the nature of conduct of any trade carried out on or by the Target being a change or cessation occurring on or after Completion;

(l)	such Tax Liability has been made good by insurers or otherwise compensated for without cost to the Buyer or the Target;

(m)	such Tax Liability arises by virtue of the Target’s average rate of corporation tax increasing as a result of becoming a member of the Buyer’s Group; or

(n)	to the extent that the Target has recovered from any person (other than from the Warrantor hereunder) any sum in respect of such Tax Liability.

1.2	The Warrantors shall not be liable in respect of any breach of the Tax Warranties if and to the extent that the loss is or has been included in any claim under the Tax Covenant which has been satisfied in cleared funds or vice versa in respect of any claim under the Tax Covenant.

2	CONDUCT OF CLAIMS

2.1

If the Target receives a Claim for Tax, the Buyer shall or shall procure that the Target shall give written notice of such Claim for Tax to the Warrantors as soon as reasonably practicable and, in any event, in the case where the Claim for Tax consists of an assessment or demand for which the period for response or appeal is time limited, within ten Business Days of receipt of such assessment or demand

(provided that failure to deliver such notice within such time frame shall not restrict the ability of the Buyer to make a claim against the Warrantors pursuant to this Schedule or for breach of the Tax Warranties).

2.2	Subject to this paragraph 2.2 and paragraph 3.4 to 3.6 of this Part the Buyer shall or shall procure that the Target shall take such action to avoid, dispute, resist, appeal, compromise or contest any Claim for Tax as the Warrantors may reasonably request in writing provided that:

(a)	neither the Buyer nor the Target shall be required to delegate the conduct of such action to the Warrantors or any professional agent or adviser of the Warrantors;

(b)	the Buyer shall not be obliged to procure any such action unless the Warrantors have indemnified the Buyer and the Target to their reasonable satisfaction against any liabilities, costs or expenses (including additional Tax) which may be properly incurred;

(c)	neither the Buyer nor the Target shall be obliged to take any action requested by the Warrantors which could reasonably be said to be frivolous or vexatious, or which could adversely affect the Target’s or the Buyer’s future Tax position and the Buyer shall not be obliged to procure that such action is taken.

2.3	In relation to any action referred to in paragraph 3.2 of this Part the Buyer shall:

(a)	keep the Warrantors fully informed of all matters relating to the action and deliver to the Warrantors copies of all correspondence relating to the action;

(b)	obtain the Warrantors’ prior written approval (not to be unreasonably withheld or delayed) to:

(i)	the appointment of solicitors or other professional advisers; and

(ii)	the content and sending of each material communication relating to the action to a Tax Authority;

(c)	obtain the Warrantors’ prior written approval (not to be unreasonably withheld or delayed) to:

(i)	the settlement or compromise of the Claim for Tax which is the subject of the action; and

(ii)	the agreement of any matter in the conduct of the action which is likely to affect the amount of the Claim for Tax.

2.4	The Target shall not be obliged to comply with any request of the Warrantors which involves contesting any Claim for Tax before any court or other appellate body unless the Warrantors obtains the written opinion of counsel of at least ten years call that such contest will, on the balance of probabilities, be successful.

2.5	The Buyer and the Target shall be free to take such action as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this Schedule if within Twenty-one days of service of the notice under paragraph 2.1 of this Part the Warrantors fail to notify the Buyer of their intention to resist such Claim for Tax or fails within that period to give the indemnity referred to in paragraph 2.2(b) of this Part.

2.6	Paragraph 2.2 of this Part shall not apply if any of the Warrantors or the Target has committed acts or omissions which constitute or are alleged to constitute fraud, wilful default or negligent conduct.

3	DATE FOR PAYMENT

3.1	A payment to be made by the Warrantors under this Schedule shall be made in cleared funds on the following dates:

(a)	in the case of an amount under paragraphs 1.1(a), 1.1(c), 1.1(d), 1.1(e) or 1.1(f) of Part 3 of this Schedule on or before the later of:

(i)	seven days after written demand for such payment; and

(ii)	seven days before the date on which the Tax is finally due to the Tax Authority demanding the same (or would have been due but for the utilisation of any Buyer’s Relief);

(b)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.2(a) of Part 1 of this Schedule on or before the later of:

(i)	seven days after written demand for such payment; and

(ii)	seven days before the date on which Tax becomes payable which would not have been payable if no liability had arisen under paragraph 1.1(b) of Part 3 of this Schedule or, in the case of a repayment of Tax, the date on which such repayment would have been made;

(c)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.2(b) of Part 1 of this Schedule, on or before the later of:

(i)	seven days after written demand for such payment; and

(ii)	seven days before the date on which the Tax saved thereby would otherwise have become due and payable to the relevant Tax Authority;

(d)	in the case of an amount under paragraph 1.1(g) of Part 3 of this Schedule within seven days of the Buyer giving written notice of the costs and expenses to the Warrantors;

(e)	in the case of any claim for breach of the Tax Warranties five days after demand is made.

3.2	Where the Warrantors fails to make a payment in satisfaction of a liability under this Schedule by the due date for payment, the liability of the Warrantors shall be increased to include interest on such sum from the date on which the Warrantors becomes liable to make payment to the date of actual payment at a rate per annum being four per cent above the base rate from time to time of Barclays Bank plc compounded monthly (such interest to accrue after as well as before judgement).

4	WITHHOLDING AND TAX

4.1	With reference to any payments made by the Warrantors under this Schedule:

(a)	all payments so made by the Warrantors shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for such deductions or withholdings as are required by law;

(b)	if the Warrantors are required by law to make any deduction or withholding from any payment they shall do so and the sum due in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Buyer receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and retained had no such deduction or withholding been required to be made;

(c)	if any payment is subject to Tax in the hands of the Buyer the Warrantors shall within seven days of notice in writing being served on them by the Buyer pay to the Buyer such further amount or amounts as shall ensure that the net amount received in respect of such payment after such Tax is the same as it would have been were the payment not subject to such Tax.

5	CHOICE OF CLAIM

The Buyer shall in its absolute discretion decide whether to make a claim under the Tax Covenant, the Tax Warranties or both.

6	THIRD PARTY RECOVERY

6.1	This paragraph applies where if, before the seventh anniversary of Completion, any payment becomes due from the Warrantors under this Schedule or the Tax Warranties and the Target either is immediately or subsequently becomes entitled to recover from any person (not being an employee of the Target but including any Tax Authority) any sum in respect of the Tax Liability.

6.2	Where paragraph 6.1 applies, the Buyer shall procure that the Target promptly notifies the Warrantors of its entitlement and, if so required by the Warrantors and subject to the Buyer and the Target being indemnified by the Warrantors to their reasonable satisfaction against any liabilities, costs or expenses (including additional Tax) which may thereby be incurred, takes all appropriate steps to enforce that recovery (keeping the Warrantors fully informed of the progress of any action taken).

6.3	If the Warrantors have made a payment under this Schedule or to satisfy a claim for breach of the Tax Warranties in respect of the Tax Liability in question, the Buyer shall account to the Warrantors for whichever is the lesser of:

(a)

any sum so recovered by the Target in respect of that Tax Liability (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof) less any Tax chargeable on the Target in respect of that interest and all liabilities, costs and expenses reasonably and properly incurred by the Target and/or the Buyer in obtaining recovery of such sum insofar as not previously made good to the Target or the Buyer (as appropriate) by the Warrantors; and

(b)	the amount paid by the Warrantors under this Schedule or to satisfy a claim for breach of the Tax Warranties in respect of that Tax Liability.

7	BUYER’S COVENANT

7.1	The Buyer hereby covenants with the Warrantors to pay the Warrantors an amount equal to any Tax for which the Warrantors are or may be liable as a result of the application of section 710 or section 713 CTA 2010 (change in company ownership: corporation tax) where company x or company y (as defined in section 710(1)(a) and section 713(1)(a) respectively) is the Target together with any reasonable costs and expenses reasonably and properly incurred by the Warrantors in connection with taking any successful action under this paragraph but only in circumstances where the Tax is directly or primarily chargeable against or attributable to the Target and arises:

(a)	in respect of income profits or gains earned, accrued or received in respect of any period after Completion; or

(b)	as a result of the failure of the Buyer or the Target to apply an amount;

(i)	provided for in the Completion Accounts, or

(ii)	paid by the Warrantors to the Buyer under this Schedule or in satisfaction of a claim for breach of the Tax Warranties,

to discharge a liability to which the amount relates.

7.2	A payment to be made by the Buyers under this Schedule shall be made in cleared funds seven days after written demand for such payment.

8	ADMINISTRATION

8.1	The Warrantors or their duly authorised agents shall (at their expense) forthwith prepare the accounts and corporation tax returns of the Target for all accounting periods ending on or before Completion to the extent that the same have not been prepared before Completion and the Buyer shall procure that the Target provides such access to its books, accounts and records as is reasonable to enable the Warrantors or their duly authorised agents to prepare the documentation and to deal with all matters relating thereto.

8.2	Without prejudice to the Buyer’s rights under this Schedule or in relation to the Tax Warranties, the Buyer shall procure that the Target shall cause the accounts and returns mentioned in paragraph 8.1 of this Part so far as they are legally able to do so to be authorised, signed and submitted to the appropriate authority with such reasonable amendments, if any, as the Buyer may request and shall give the Warrantors or their agents all such assistance as may be reasonably required to agree those returns with the appropriate Tax Authority provided that the Target shall not be obliged to sign and submit a return which is wrong or inconsistent, in any manner.

8.3	The Warrantors shall ensure that all communications to the relevant Tax Authority under this paragraph are first sent to the Buyer at least thirty days before the due date for the submission of the same and the Warrantors shall not unreasonably fail to incorporate any reasonable comments of the Buyer.

8.4	The Buyer shall ensure that all material communications to the relevant Tax Authority in respect of the accounting period in which Completion takes place are first sent to the Warrantors and the Buyer shall consult with the Warrantors regarding the contents of such communications and (without prejudice to the Buyer’s rights under this Schedule or in relation to the Tax Warranties) shall incorporate any reasonable comments of the Warrantors.

8.5	Upon the agreement with HM Revenue and Customs or other Tax Authority of the matters conducted by the Warrantors or their agents under this paragraph the Warrantors or their agents shall forthwith deliver copies of all relevant files, documents and information to the Buyer.

8.6	The Warrantors shall use or shall procure that their agents use all reasonable expedition to ensure that all the tax affairs of the Target conducted by the Warrantors or their agents under this paragraph are completed as soon as reasonably possible.

8.7	The Warrantors shall take no action after Completion nor omit to take any action after Completion which might increase the amount of Tax payable by the Target in respect of accounting periods after Completion or which might prejudice the business or tax affairs of the Target without the prior written consent of the Buyer.

9	RELEASE

9.1	Any liability of the Warrantors under this Schedule or for breach of any of the Tax Warranties may in whole or in part be released, compounded or compromised by the Buyer in its absolute discretion or time or indulgence may be given by the Buyer in its absolute discretion as regards the Warrantors who are under such liability without in any way prejudicing or affecting its rights against the Warrantors under the same or a like liability whether joint and several or otherwise.

9.2	No delay or omission of the Buyer in exercising any right, power or privilege under this Schedule or in relation to the Tax Warranties shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of any right, power or privilege.

10	CORRESPONDING SAVINGS

10.1	Where a liability of the Warrantors under Part 3 of this Schedule that has been discharged in full by payment in cleared funds is in respect of a Tax Liability that has given rise to a Relief, the Buyer shall inform the Warrantors and the Warrantors may (at the Warrantors’ expense) instruct the Auditors (acting as experts and not as arbitrators) to certify by way of a written determination:

(a)	whether the Target has obtained a reduction or the elimination of a liability to make an actual payment of Tax (in respect of which part 3 of this Schedule does not provide for a liability of the Warrantors to the Buyer) as a result of the use or set-off of such a Relief (Saving); and

(b)	the amount of the Saving.

10.2	The Saving shall be dealt with in accordance with paragraph 10.3.

10.3	Any Saving, less any amount that has been repaid to the Warrantors (or set off against any liability of the Warrantors) under any provision of this agreement or otherwise, or which represents interest or the Buyer’s costs and expenses, and further reduced by the amount of any reasonable costs and expenses of the Buyer in connection with the Saving, shall:

(a)	first be set off against any payment then due from the Warrantors under this agreement; and;

(b)	to the extent there is an excess, the Buyer shall procure that a refund shall be made to the Warrantors of any previous payments made by the Warrantors under part 3 of this Schedule and (not previously refunded) up to the amount of such excess.

10.4	Where the Auditors have made a determination under paragraph 10.1, the Warrantors or the Buyer may on or before the seventh anniversary of Completion instruct the Auditors to review and if necessary and as appropriate amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 10.4, at the expense of the party which is required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by the Warrantors or the Buyer (as appropriate) as soon as reasonably practicable.

11	OVERPROVISIONS

11.1	If, on or before the seventh anniversary of Completion, the Buyer becomes aware that the Completion Accounts overprovide for Tax (excluding deferred Tax) the Buyer shall notify the Warrantors and if the Auditors certify (at the expense of the Warrantors) that any provision for Tax in the Completion Accounts has proved to be an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Warrantors under this Schedule;

(b)	to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Schedule (and not previously refunded) up to the amount of such excess; and

(c)	to the extent that the excess referred to in paragraph 11.1(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from the Warrantors under this Schedule.

11.2

Where the Auditors have made a determination under paragraph 11.1, the Warrantors or the Buyer may on or before the seventh anniversary of Completion instruct the Auditors to review and if necessary and as appropriate amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 11.2, at the expense of the party which is required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by the Warrantors or the Buyer (as appropriate) as soon as reasonably practicable.

SCHEDULE 7

Warranty Limitations

1	TIME LIMITS FOR BRINGING CLAIMS

1.1	The Warrantors shall not be liable under the General Warranties in respect of any claim unless and until they shall have received from the Buyer written notice containing details of the relevant claim including the amount of the claim and reasonable details of the matter or default which gives rise to the claim on or before the First Payment Date.

1.2	Any claim under the General Warranties shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such claim have been commenced (by being both issued and served on the relevant parties) within nine months of the notification of such claim to the Warrantors pursuant to paragraph 1.1 of this Schedule, provided that such period shall not exceed six months immediately following the First Payment Date.

1.3	The Warrantors shall not be liable under the Tax Covenant and/or the Tax Warranties in respect of any claim unless and until they shall have received from the Buyer written notice containing details of the relevant claim including the amount of the claim and reasonable details of the matter or default which gives rise to the claim on or before the Second Payment Date.

1.4	Any claim under the Tax Covenant and/or the Tax Warranties shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such claim have been commenced (by being both issued and served on the relevant parties) within nine months of the notification of such claim to the Warrantors pursuant to paragraph 1.3 of this Schedule, provided that such period shall not exceed six months immediately following the Second Payment Date.

2	LIMITATIONS ON QUANTUM

2.1	The aggregate liability of Oakley under this agreement and any agreement or document entered into pursuant to this agreement shall not in any circumstances exceed £1,288,909 one million two hundred and eighty-eight thousand nine hundred and nine pounds sterling).

2.2	The aggregate liability of MW in his capacity as an Executive under this agreement and any agreement or document entered into pursuant to this agreement (other than his Service Agreement) shall not in any circumstances exceed £161,114 (one hundred and sixty-one thousand one hundred and fourteen pounds sterling).

2.3	The aggregate liability of AG in his capacity as an Executive under this agreement and any agreement or document entered into pursuant to this agreement (other than his Service Agreement) shall not in any circumstances exceed £96,668 (ninety-six thousand six hundred and sixty-eight pounds sterling).

2.4	The Warrantors shall not be liable under the Warranties or the Tax Warranties in respect of any claim:

(a)	unless the amount of the liability of the Warrantors for such claim exceeds £15,000 (in which event, subject to paragraph 2.4(b) below, the Warrantors shall be liable for the whole amount of such claim and not only the excess over such amount); and

(b)	unless the aggregate amount of the liability of the Warrantors for all such claims exceeds £150,000 (in which event, the Warrantors shall be liable for the whole amount of such claims and not only the excess over such amount).

2.5	The respective aggregate several liability of the Trustees in respect of all claims under or for breach of this agreement and any agreement or document entered into pursuant to this agreement shall be limited to the value of the trust fund of the Trust for the time being in their hands and available to them to satisfy such liability but for the avoidance of doubt this paragraph shall not limit the aggregate liability of the Executives in their capacity as holders of their Personal Shares as set out in paragraphs 2.2 and 2.3 of this Schedule.

3	ESCROW ACCOUNT

3.1	The Buyer shall seek to recover damages in respect of any claim under this agreement from the funds held in the Escrow Account.

3.2	For the avoidance of doubt, the Warrantors’ liability under this agreement shall not exceed their respective portions of the Escrow Sum.

4	NO DOUBLE COUNTING

The Buyer shall not be entitled to recover damages in respect of any claim for breach of any of the Warranties or otherwise obtain reimbursement or restitution more than once in respect of any one claim under this agreement arising out of or in connection with the same circumstances.

5	THIRD PARTY RECOVERIES

5.1	The Warrantors shall not be liable under the Warranties in respect of any claim:

(a)	to the extent that recovery is made by the Buyer or any member of the Buyer’s Group under any policy of insurance; or

(b)	to the extent that the Buyer or any member of the Buyer’s Group or those deriving title from the Buyer have already obtained reimbursement or restitution in respect of such claim from any third party.

5.2	If the Warrantors pay to the Buyer an amount in respect of any claim under the Warranties (whether from the Escrow Sum or otherwise) and the Buyer or any member of the Buyer’s Group subsequently recovers from a third party (including, without limitation, any insurer or any tax authority) a sum which is referable to that claim, the Buyer shall repay to the Warrantors so much of the amount originally paid by the Warrantors as does not exceed the sum recovered from the third party after deduction of all reasonable costs and expenses of recovery.

6	ACTS OF THE BUYER

The Warrantors shall not be liable under the General Warranties in respect of any claim:

(a)	to the extent that such claim arises or is increased as a result of any breach by the Buyer of any of its obligations under this agreement or any agreement or document entered into pursuant to this agreement; or

(b)	to the extent that such claim would not have arisen but for any transaction, arrangement, act or omission (or any combination of the same) carried out or effected at any time after Completion by the Buyer or any member of the Buyer’s Group outside the ordinary course of its business; or

(c)	to the extent that such claim is caused by or to the extent that such claim is increased by any voluntary act, omission, transaction or arrangement carried out by, at the written request of or with the written consent of, the Buyer before Completion.

7	ACCOUNTING

The Warrantors shall not be liable under the General Warranties in respect of any claim:

(a)	to the extent that provision, reserve or allowance for the matter giving rise to the claim has been made in the Last Accounts or the Completion Accounts; or

(b)	to the extent of any amount which is included as a liability in the Completion Accounts.

8	GENERAL LIMITATIONS

8.1	The Warrantors shall not be liable under the General Warranties in respect of any claim:

(a)	which is based upon a liability which, at the time such claim is notified to the Warrantors is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified. Subject to such claim being notified to the Warrantors within the time limits specified in paragraph 1.1, the time limit for issuing and serving proceedings for the purposes of paragraph 1.2 shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified; or

(b)	which arises as a result of, or would not have arisen but for, legislation not in force at the date of this agreement or any change in legislation with retrospective effect after the date of this agreement.

9	NOTIFICATION OF CLAIMS

9.1	If the Buyer becomes aware of any fact, matter or circumstance which is likely to give rise to a claim under clause 6 or the Warranties, the Buyer shall give notice of such fact, matter or circumstance to Oakley (as agent on behalf of itself and the Warrantors) as soon as reasonably practicable after the Buyer becomes aware of it.

9.2	If the Buyer becomes a party to legal proceedings in relation to any claim referred to in paragraph 9.1 above, the Buyer shall give notice of such legal proceedings to Oakley (as agent on behalf of itself and the Warrantors) as soon as reasonably practicable.

10	NO TERMINATION OR RESCISSION

The Buyer shall not be entitled to terminate or rescind this agreement or any agreement or document entered into pursuant to this agreement.

SCHEDULE 8

Escrow Account

1	DEFINITIONS

For the purposes of this Schedule:

“Claim” means General Claims and/or Tax Claims.

“Finally Determined” means either agreed between the Warrantors and the Buyer in writing, withdrawn by the Buyer in writing, or determined by a court of competent jurisdiction in England from which there is either no further appeal in England or from whose judgment the Warrantors or the Buyer (as the case may be) do not appeal within the period during which such appeal may properly be brought.

“First Release Amount” means an amount equal to the amount standing to the credit of the Escrow Account as at the First Payment Date less £773,345.50 (seven hundred and seventy-three thousand three hundred and forty-five pounds sterling and fifty pence) and, if the outcome of such calculation is nil or a negative number, the First Release Amount shall be nil.

“General Claim” means any claim by the Buyer in respect of any breach of any General Warranty or otherwise under this agreement, save for any Tax Claim.

“Independent Expert” has the meaning given in paragraph 7.1.

“Retained Amount” means the amount calculated, agreed or determined in accordance with paragraph 6.

“Tax Claim” means any claim by the Buyer in respect of any breach of any Tax Warranty and/or under the Tax Covenant.

2	OPERATION OF ESCROW ACCOUNT

2.1	The Warrantors and the Buyer agree that the Escrow Account shall be operated in accordance with the provisions of this Schedule and the Letter of Instruction. The Escrow Sum shall be retained in the Escrow Account and shall only be released in accordance with the provisions of this Schedule.

2.2	The Warrantors and the Buyer shall give such instructions to the Sellers’ Solicitors and the Buyer’s Solicitors from time to time as may be necessary to enable them to operate the Escrow Account in accordance with the provisions of this Schedule. The Warrantors and the Buyer irrevocably authorise and instruct the Sellers’ Solicitors and the Buyer’s Solicitors respectively to operate the Escrow Account in accordance with the Letter of Instruction.

3	INTEREST

3.1	Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and any payment of principal out of the Escrow Account shall carry the interest earned on that principal sum in the Escrow Account.

3.2	The liability to taxation on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that interest.

4	PAYMENTS OUT OF ESCROW ACCOUNT IN RELATION TO GENERAL CLAIMS

4.1	Subject to paragraph 4.3, the First Release Amount (if any) shall be released to the Warrantors on the First Payment Date.

4.2	If, at any time before the First Payment Date, the Buyer has notified any General Claim in writing to the Warrantors and such General Claim is Finally Determined before the First Payment Date, an amount equal to the amount determined to be payable to the Buyer in relation to such General Claim (if any) together with interest accrued on such amount since Completion shall be released to the Buyer as soon as possible.

4.3	If, at any time before the First Payment Date, the Buyer has notified any General Claim in writing to the Warrantors, the Retained Amount in relation to any such General Claim (except to the extent that such General Claim has been Finally Determined and any sums payable in relation to such General Claim has been paid in full before the First Payment Date) shall be retained in the Escrow Account and such Retained Amount shall be deducted from the First Release Amount (if any) to be released to the Warrantors pursuant to paragraph 4.1.

4.4	Upon any General Claim referred to in paragraph 4.3 being Finally Determined on or after the First Payment Date:

(a)	an amount equal to the amount (if any) Finally Determined to be payable to the Buyer in relation to such General Claim together with interest accrued on such amount since Completion shall be released to the Buyer (in so far as there are sufficient funds standing to the credit of the Escrow Account); and

(b)	any remaining portion of the Retained Amount in respect of such General Claim which remains in the Escrow Account together with interest accrued on such amount since Completion shall be released to the Warrantors (in so far as there are sufficient funds standing to the credit of the Escrow Account).

5	PAYMENTS OUT OF ESCROW ACCOUNT IN RELATION TO TAX CLAIMS

5.1	Subject to paragraphs 5.3 and 5.4, all sums standing to the credit of the Escrow Account shall be released to the Warrantors on the Second Payment Date.

5.2	If, at any time before the Second Payment Date, the Buyer has notified any Tax Claim in writing to the Warrantors and such Tax Claim is Finally Determined before the Second Payment Date, an amount equal to the amount determined to be payable to the Buyer in relation to such Tax Claim (if any) together with interest accrued on such amount since Completion shall be released to the Buyer as soon as possible.

5.3	If, at any time before the Second Payment Date, the Buyer has notified any Tax Claim in writing to the Warrantors, the Retained Amount in relation to any such Tax Claim (except to the extent that such Tax Claim has been Finally Determined and any sums payable in relation to such Tax Claim has been paid in full before the Second Payment Date) shall be retained in the Escrow Account and the balance (if any) shall be released to the Warrantors on the Second Payment Date.

5.4	Upon any Tax Claim referred to in paragraph 5.3 being Finally Determined on or after the Second Payment Date, an amount equal to the amount (if any) determined to be payable to the Buyer in relation to such Tax Claim together with interest accrued on such amount since Completion shall be released to the Buyer (in so far as there are sufficient funds standing to the credit of the Escrow Account) and:

(a)	if any Tax Claim remains outstanding, the Retained Amount in relation to such outstanding Tax Claim or Tax Claims shall be retained in the Escrow Account and the balance (if any) shall be released to the Warrantors; or

(b)	if no Tax Claim remains outstanding, all sums standing to the credit of the Escrow Account (if any) shall be released to the Warrantors.

6	CALCULATION OF RETAINED AMOUNT

6.1	Subject to paragraph 6.2, in relation to any Claim or Claims, the Retained Amount shall be whichever is the lesser of:

(a)	the amount standing to the credit of the Escrow Account; and

(b)	a sum equal to 130% (one hundred and thirty per cent.) of the aggregate amount of such Claim or Claims plus all interest accrued on such aggregate amount since Completion.

6.2	In the event of a dispute as to the calculation of the Retained Amount the Seller or the Buyer may refer the dispute for determination by the Independent Expert in accordance with paragraph 7. The Retained Amount shall be the amount so determined by the Independent Expert.

7	INDEPENDENT EXPERT

7.1	The disputes referred to in paragraph 6.2 shall be decided by an independent Counsel of at least 7 years standing with commercial expertise (“Independent Expert”) nominated jointly by the Buyer and the Warrantors or, failing such nomination within 10 Business Days of notification of the relevant dispute, at the request of either party, by the Chairman for the time being of the Bar Council of England and Wales.

7.2	The Independent Expert shall be instructed by the Buyer and the Warrantors to act as an expert and not as an arbitrator and to reach a decision, a written copy of which shall be sent to the Buyer and the Warrantors within 20 Business Days of his nomination or appointment. Subject to the Independent Expert agreeing to comply with such confidentiality undertakings as the Buyer may reasonably require, the Buyer shall provide the Independent Expert with such documents and other information in the possession of the Buyer or the Target Group as the Independent Expert may reasonably request for the purpose of making his determination. In the absence of manifest error, his decision shall be final and binding on the parties who shall pay his costs as he directs or, in the absence of any such direction, such costs shall be divided equally between the parties.

7.3	For the avoidance of doubt, no Claim shall be (or be deemed to be) Finally Determined by the Independent Expert.

8	MISCELLANEOUS

8.1	For the purposes of this Schedule, a Claim will be deemed to have been withdrawn (and therefore Finally Determined for the purposes of this Schedule) unless proceedings in respect of such Claim have been commenced within nine months from the date on which the Claim is notified to the Warrantors, provided that such period shall not exceed:

(a)	in the case of General Claims, six months immediately following the First Payment Date; and

(b)	in the case of Tax Claims, six months immediately following the Second Payment Date.

Proceedings shall not be deemed to have been commenced by the Buyer unless they have been both issued and served on one or more of the Warrantors.

8.2	The payment of any sum to the Buyer pursuant to this Schedule in or towards satisfaction of any Claim shall in no way prejudice or affect any other rights or remedies of the Buyer for the purpose of recovering any amount due to the Buyer.

8.3	Subject to paragraph 8.4 below, the Warrantors acknowledge and agree that the monies standing to the credit of the Escrow Account from time to time shall not constitute any property of the Warrantors and that they do not have, nor shall they at any time have, any right or claim to any monies standing to the credit of the Escrow Account from time to time unless and until such monies fall to be released to the Warrantors from the Escrow Account in accordance with the provisions of this Schedule. If, at any time, any Warrantor becomes bankrupt or insolvent or goes into liquidation (within the meaning of section 247 of the Insolvency Act 1986), that Warrantor’s portion (which shall be determined by reference to column 5 of the table set out in Part 1 of Schedule 1) of any sums standing to the credit of the Escrow Account immediately beforehand shall immediately be released to the Buyer from the Escrow Account. The Warrantors and the Buyer shall procure that all rights to the Escrow Account shall remain free from any Security Interests.

8.4	If, at any time, the Buyer becomes insolvent or goes into liquidation (within the meaning of section 247 of the Insolvency Act 1986), any sums standing to the credit of the Escrow Account immediately beforehand shall immediately be released to the Warrantors from the Escrow Account.

8.5	The Warrantors shall be entitled to receive any amounts which are released to them from the Escrow Account in respect of any Claims in the proportions set opposite their respective names in column 5 of the table set out in Part 1 of Schedule 1.

EXECUTED and delivered when

dated as a deed by OAKLEY CAPITAL PRIVATE EQUITY L.P. acting by its general partner OAKLEY CAPITAL GP LIMITED acting by its directors, IAN PILGRIM and PAUL STEVENSON	/s/ Ian Pilgrim Ian Pilgrim /s/ Paul Stevenson Paul Stevenson

EXECUTED and delivered when dated as a deed by MARK WOODHEAD (in his personal capacity) in the presence of:		/s/ Mark Woodhead

Witness
Signature	:/s/ Dominic Lush
Name	:Dominic Lush
Occupation	:Solicitor
Address	:Schofield Sweeney Springfield House 76 Wellington Street Leeds LS1 2AY

EXECUTED and delivered when dated as a deed by ANDREW MICHAEL GALVIN (in his personal capacity) in the presence of:		/s/ Andrew Michael Galvin

Witness
Signature	:/s/ Dominic Lush
Name	:Dominic Lush
Occupation	:Solicitor
Address	:Schofield Sweeney Springfield House 76 Wellington Street Leeds LS1 2AY

EXECUTED and delivered when dated as a deed by MARK WOODHEAD (in his capacity as Trustee) in the presence of:		/s/ Mark Woodhead

Witness
Signature	:/s/ Dominic Lush
Name	:Dominic Lush
Occupation	:Solicitor
Address	:Schofield Sweeney Springfield House 76 Wellington Street Leeds LS1 2AY

EXECUTED and delivered when dated as a deed by ANDREW MICHAEL GALVIN (in his capacity as Trustee) in the presence of:		/s/ Andrew Michael Galvin

Witness
Signature	:/s/ Dominic Lush
Name	:Dominic Lush
Occupation	:Solicitor
Address	:Schofield Sweeney Springfield House 76 Wellington Street Leeds LS1 2AY

EXECUTED and delivered when dated as a deed by ANDREW MICHAEL GALVIN as duly appointed attorney of CHRISTINA KENNEDY (in her capacity as Trustee) pursuant to a power of attorney dated 9 May 2013 in the presence of:		/s/ Andrew Michael Galvin

Witness
Signature	:/s/ Dominic Lush
Name	:Dominic Lush
Occupation	:Solicitor
Address	:Schofield Sweeney Springfield House 76 Wellington Street Leeds LS1 2AY

EXECUTED and delivered when dated as a deed by KVH INDUSTRIES UK LIMITED acting by a director in the presence of:

Director
Signature	:/s/ Martin Kits van Heyningen
Name	:Martin Kits van Heyningen

Witness
Signature	:/s/ Eileen Pribula
Name	:Eileen Pribula
Occupation	:Executive Assistant
Address	:204 Pasture Farm Drive Middletown, RI 02845